ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this "Agreement"), dated September 6, 2005 (the "Agreement Date"), is by and among inChord Communications, Inc., an Ohio corporation (the "Company"), the Persons designated on the signature page hereto (the "Signature Page") as the holders of Company Common Stock (as defined below) (collectively, the "Shareholders"), Ventiv Health, Inc. ("Parent") and Accordion Holding Corporation ("Purchaser"). The Company, the Shareholders, Parent and Purchaser sometimes are referred to herein collectively as the "Parties" and individually as a "Party."

RECITALS

A. The respective Boards of Directors of the Company, Parent and Purchaser have each determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and shareholders and accordingly have approved such transactions.

B. In furtherance of the transactions contemplated by this Agreement, the Parties desire to make certain representations, warranties and covenants in respect of, and also to prescribe certain conditions to the completion of, the Transaction.

Accordingly, the Parties agree as follows:

I.   THE TRANSACTION

1.1.   The Transaction. In addition to the other actions to be taken at or immediately prior to or after the Closing, at the Closing, the Parties will effect the transactions set forth on Annex A (the "Transaction").

1.2.   Closing. The closing of the Transaction (the "Closing") will take place at 10:00 a.m., Eastern Time, at the offices of Jones Day, 222 East 41st Street, New York, New York 10017, on the second business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of those conditions) set forth in Article V (the "Conditions"). The date on which the Closing occurs is called the "Closing Date" in this Agreement, and the "Effective Time" is defined in Annex A.

1.3.   Purchase Price; Payment Procedures. (a) For the purposes of this Agreement, "Purchase Price" means the sum of (i) $185.0 million (the "Initial Purchase Price") representing the sum of $172.5 million (the "Base Purchase Price") and the aggregate Fair Market Value of the Initial Shares to be delivered to the Shareholders at the Closing, as adjusted pursuant to Section 1.4, and (ii) any additional purchase consideration received by the Shareholders pursuant to Section 1.5. As used in this Agreement, (A) "Initial Shares" means a number of shares of Parent Common Stock equal to the quotient of (1) $12.5 million divided by (2) the Fair Market Value of one share of Parent Common Stock as of the Closing Date and (B) "Fair Market Value" means (i) with respect to the Parent Common Stock, the average closing bid price of the Parent Common Stock as quoted on NASDAQ over a period of 30 consecutive trading days, the latest of which will be the trading day immediately preceding the date as of which Fair Market Value is being determined, and (ii) with respect to any Listed Equity Security (as defined below), the average closing bid price (or, if there is no applicable closing bid price, the closing price) of such Listed Equity Security on the principal exchange or interdealer quotation system on which such Listed Equity Security is traded over a period of 30 consecutive trading days, the latest of which will be the trading day immediately preceding the date as of which Fair Market Value is being determined.

(b)   At the Closing, Purchaser will deliver or cause to be delivered to each of the Shareholders a Purchase Price Note (defined in Annex A) in the amount equal to such Shareholder's portion of the Stock Purchase Consideration (defined in Annex A) as payment for the purchase of their Company Common Stock against delivery by or on behalf of such Shareholders of the certificates evidencing their shares of Company Common Stock ("Common Certificates"). Within four business days after the Closing Date, each Shareholder will pay to the Company the amount of any notes or other indebtedness outstanding from such Shareholder to the Company (the "Repaid Note Amount"). Any amount described in the preceding sentence that is not paid by the applicable Shareholder within four Business Days of the Closing Date will bear interest at a rate per annum equal to two percent per annum in excess of the Prime Rate from such fourth Business Day until the date of payment.

1.4.   Working Capital Adjustment. (a) Prior to the Closing Date, but in no event more than three business days prior to the Closing Date, the Company will prepare and deliver to Purchaser an estimate of the Net Working Capital (the "Estimated Net Working Capital") as of the Closing Date. The Estimated Net Working Capital will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, taking into account the adjustments provided for in Schedule 1.4 (the "Working Capital Accounting Principles"). If the Estimated Net Working Capital is less than the amount set forth in Schedule 1.4 (the "Target Net Working Capital"), then the Base Purchase Price will be reduced by the amount of such deficiency. If the Estimated Net Working Capital is greater than the Target Net Working Capital, then the Base Purchase Price will be increased by the amount of such difference.

(b)   (i)  As promptly as practicable after the Closing Date (but in no event more than 45 days thereafter), Purchaser will deliver to the Shareholder Representative a certificate setting forth the calculation by Purchaser of the Net Working Capital as of the Closing Date in sufficient detail to permit the Shareholder Representative and the Shareholders' independent auditors to verify that calculation. The Net Working Capital will be prepared in accordance with the Working Capital Accounting Principles. Within 30 days after the Shareholder Representative's receipt of Purchaser's calculation of Net Working Capital, the Shareholder Representative will provide Purchaser written notice (in reasonable detail) indicating whether the Shareholder Representative disagrees with the calculation of Net Working Capital. If the Shareholder Representative fails to object in writing to the calculation of Net Working Capital within that 30-day period, the Shareholders will be deemed conclusively to have agreed to that calculation and that calculation will be final and binding upon Purchaser and the Shareholders absent fraud or manifest error.

(ii)   Within ten days after Purchaser's receipt of notice from the Shareholder Representative of the Shareholders' disagreement with the calculation of Net Working Capital, Purchaser and the Shareholder Representative will negotiate in good faith to resolve such disagreement. If the disagreement is resolved within the 10-day period, the Net Working Capital amount agreed to by the Shareholder Representative and Purchaser will be deemed conclusively to be the Final Net Working Capital absent fraud or manifest error. If Purchaser and the Shareholder Representative are unable to resolve the disagreement within ten days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor for resolution. Purchaser and the Shareholder Representative will cooperate with the Settlement Auditor and will proceed in good faith to cause the Settlement Auditor to resolve such disagreement not later than 30 days after the engagement of the Settlement Auditor. Purchaser, on the one hand, and the Shareholders, severally (and not jointly) and in proportion to the relative percentages of the outstanding shares of Company Common Stock that are beneficially owned by each Shareholder immediately before the Closing, each will pay one-half of the fees and expenses of the Settlement Auditor. The "Settlement Auditor" means the Wilmington, Delaware office of Grant Thornton LLP, or if such firm is unable or unwilling to serve as Settlement Auditor, such other nationally recognized independent auditing firm that Purchaser and the Shareholder Representative may agree upon.

(iii)   The Settlement Auditor, in its sole discretion, will determine (A) the nature and extent of the participation by Purchaser, the Shareholder Representative and their respective independent auditors and other representatives and agents in connection with the resolution of any disagreement submitted to the Settlement Auditor, (B) the nature and extent of the information that Purchaser and the Shareholder Representative may submit to the Settlement Auditor for consideration in connection with such resolution, and (C) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement will be reflected in a written report that will be delivered promptly to, and will be final and binding upon, Parent, Purchaser and the Shareholder Representative. Net Working Capital will be adjusted to reflect the Settlement Auditor's determination and will be final and binding upon Purchaser and the Shareholders absent fraud or manifest error. Net Working Capital as finally determined herewith will be referred to as the "Final Net Working Capital."

(iv)   (A) If the Final Net Working Capital is less than the Estimated Net Working Capital, then the Shareholders will pay to Purchaser the amount of such deficiency within ten days, in immediately available funds, after the determination of the Final Net Working Capital. The Shareholders will severally (and not jointly) be responsible to pay their respective portions of any deficiency in proportion to the relative percentage of the outstanding shares of Company Common Stock that are beneficially owned by such Shareholders immediately before the Closing. If the Final Net Working Capital is greater than the Estimated Net Working Capital, then Purchaser will pay to the Shareholders, in proportion to the relative percentage of the outstanding shares of Company Common Stock that are beneficially owned by such Shareholders immediately before the Closing, the amount of such excess, in immediately available funds, within ten days after the determination of the Final Net Working Capital.

(B) In order to secure any liability of the Shareholders for a Final Net Working Capital deficiency, the Shareholder Representative may in his discretion (but will not be obligated to) direct, prior to the Closing, that a portion of the Base Purchase Price (the "Holdback") be withheld by the Shareholder Representative from the amount that would otherwise be payable pursuant to the Purchase Price Notes. In the event that the Shareholder Representative elects to require a Holdback pursuant to this Section 1.4(b)(iv)(B), Purchaser will, in lieu of paying the Holdback to the Shareholder Representative, instead deliver to the Shareholder Representative a promissory note in the amount of the Holdback, in form and substance reasonably satisfactory to the Shareholder Representative and Purchaser, with a maturity date of two business days after the Closing Date (the "Holdback Note"). If Final Net Working Capital is less than Estimated Net Working Capital, the Shareholder Representative will apply the relevant portion of any such Holdback to reimburse Purchaser for any such deficiency pursuant to Section 1.4(b)(iv)(A) and will distribute any remaining portion of the Holdback to the Shareholders in proportion to the relative percentage of the outstanding shares of Company Common Stock that are beneficially owned by such Shareholders immediately before the Closing. If the Holdback is insufficient to discharge any such deficiency, the Shareholders will severally (and not jointly) be responsible to pay their respective portions of the unsatisfied portion of such deficiency in such proportions.

1.5.   Earnout. (a) The Shareholders will be entitled to additional consideration from Purchaser as provided in Annex I (any such additional consideration, including any amount paid pursuant to the second paragraph of Section 1 of Annex I, an "Earnout Amount").

(b)   Payments for any particular Earnout Period will not be reduced or refundable as a result of the Company's results of operations in any subsequent period. At Purchaser's option, but only to the extent set forth in Annex I, each Earnout Amount may be satisfied by the delivery to the Shareholder Representative of unregistered shares of Parent Common Stock having a Fair Market Value, determined as of the Final Earnout Amount Determination Date (the "Value Date"), equal to such portion of such Earnout Amount. The amount of each Earnout Amount that may be so satisfied, expressed as a percentage, is referred to herein as the "Share Percentage." Shares of Parent Common Stock issued in satisfaction of any portion of an Earnout Amount (including Post-Forecast Payment Shares (as defined below)) are referred to as "Earnout Shares" and, together with the Initial Shares, as the "Shares." In no event will any Shares be issued hereunder if the issuance of such Shares would cause (A) the sum of (1) the total number of Shares issued pursuant to this Agreement, (2) the number of shares of Parent Common Stock, if any, owned by the Shareholders as of the Closing Date, (3) the shares of Parent Common Stock issued to the Shareholders pursuant to employment-related incentive grants, and (4) without duplication, the shares of Parent Common Stock, if any, issued pursuant to the Company's Special Bonus Plan (the "Special Bonus Plan") to exceed 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Closing or (B) the voting power of the securities described in the preceding clauses (A)(1) through (4) to exceed 19.9% of the voting power of the voting securities of Parent outstanding immediately prior to the Closing. Any Earnout Amount or portion of the Initial Purchase Price that would otherwise be satisfied by the issuance of Shares in excess of such amount, and any other portion of an Earnout Amount that is not satisfied through the issuance of Earnout Shares, will be paid in cash by wire transfer of immediately available funds in accordance with written instructions delivered to Purchaser by the Shareholder Representative. Each Shareholder acknowledges and agrees that neither Purchaser nor any other Person (including Parent) makes any guarantee or representation to the Shareholder Representative or any other Shareholder that any Earnout Amount will be realized.

(c)   If R. Blane Walter's employment with the Company is terminated (x) by Mr. Walter pursuant to Section 7(d) of the CEO Employment Contract, (y) by the Company pursuant to Section 4.8(c)(vi)(A) at a time when Parent is obligated to cause the Company not to take any of the actions described in Section 4.8(c)(vi), or (z) by the Company other than as permitted by the CEO Employment Contract, Purchaser will make a payment to the Shareholders equal to the aggregate amount that would be earned pursuant to this Section 1.5, assuming achievement of the consolidated EBIT forecast attached hereto as Annex B (the "EBIT Forecast") and relevant Net Revenue targets, for all Earnout Periods that are not already complete (the "Forecast Payment") (it being understood that (A) the Forecast Payment will offset any amounts payable thereafter to the Shareholders under Section 1.5 of this Agreement on a dollar-for-dollar basis but will not otherwise reduce or eliminate any rights of the Shareholders to receive any amounts payable to the Shareholders under Section 1.5 and (B) amounts earned with respect to Earnout Periods that are complete at the time of such termination will continue to be determined and paid in accordance with Section 1.5). The Forecast Payment will be satisfied entirely in cash. If the Forecast Payment is made, (i) at Purchaser's option, up to 100% of any amount to which the Shareholders thereafter become entitled pursuant to this Section 1.5 may be satisfied by the delivery to the Shareholder Representative of unregistered shares of Parent Common Stock having a Fair Market Value, determined as of the applicable Final Earnout Amount Determination Date(s), equal to the portion of such amount to be so satisfied until the Share Percentage of the aggregate Earnout Amounts (including the Forecast Payment) have been satisfied by delivery of shares of Parent Common Stock and (ii) thereafter, at Purchaser's option, up to the Share Percentage of any remaining portion of such amount may be satisfied by the delivery to the Shareholder Representative of unregistered shares of Parent Common Stock having a Fair Market Value, determined as of the applicable Final Earnout Amount Determination Date(s), equal to the portion of such amount to be so satisfied (any shares received pursuant to (i) or (ii), "Post-Forecast Shares").

(d)   Purchaser will at its expense deliver to the Shareholder Representative within 90 days after the end of calendar year 2005, calendar year 2006 and calendar year 2007 (each, an "Earnout Period") its calculation of Net Revenues, EBIT for such period (each, an "Initial EBIT Amount") and the Earnout Amount, if any, payable under Section 1.5. Purchaser will provide the Shareholder Representative and the Shareholders' independent auditors with reasonable access to all books and records and working papers to the extent reasonably necessary to enable the Shareholder Representative and such accounting firm to verify such calculations after the delivery thereof. Such calculations will be binding on the Parties, absent fraud or manifest error, unless the Shareholder Representative, within 30 days after the delivery of the calculations by Purchaser to the Shareholder Representative, notifies Purchaser in writing that it objects to any item or computation in connection with the calculations of Net Revenue, the Initial EBIT Amount or the Earnout Amount and specify in reasonable detail the basis for such objection. If Purchaser and the Shareholder Representative are unable to agree upon the calculations within 20 days after any notice of objection has been given by the Shareholder Representative to Purchaser, then at the election of either the Shareholder Representative or Purchaser, the dispute will be submitted to the Settlement Auditor for a final determination, which determination will be final and binding upon the Parties, absent fraud or manifest error. Purchaser and the Shareholder Representative will each bear one-half of the fees, costs and expenses of the Settlement Auditor in the event such an election is made, and the Shareholders will severally (and not jointly) be responsible to pay their respective portions of the Shareholder Representative's portion of such fees, costs and expenses. For purposes of this Agreement, with respect to any Earnout Period, (i) the "Final EBIT Amount" for such period means the Initial EBIT Amount for such period, or such other amount as is agreed to by the Shareholder Representative and Purchaser following a timely notice of objection as contemplated under this Section 1.5(d), or such other amount as is determined by the Settlement Auditor, and (ii) the "Final Earnout Amount Determination Date" for such period means: (x) the date that is 31 days after the delivery of Purchaser's calculation of the Initial EBIT Amount for such period to the Shareholder Representative, (y) such earlier date on which the Shareholder Representative delivers an irrevocable notice to Purchaser in writing that it agrees with Purchaser's calculation of such Initial EBIT Amount, or (z) if the Shareholder Representative timely objects to such Initial EBIT Amount, such date on which the Final EBIT Amount in respect thereof is otherwise determined pursuant to this Section 1.5.

(e)   In the event of a merger, consolidation, recapitalization or other transaction to which Parent is a party (a "Conversion Transaction") as a result of which outstanding shares of Parent Common Stock are converted into the right to receive, in whole or in part, equity securities, if such equity securities are traded on the New York Stock Exchange, the American Stock Exchange, The Nasdaq Stock Market or another securities exchange or interdealer quotation system reasonably acceptable to the Shareholder Representative and are registered or eligible for resale pursuant to Rule 144 on substantially the same terms as the Shares ("Listed Equity Securities"), (i) any issued Shares will be eligible to participate in any Conversion Transaction on the same basis as other outstanding shares of Parent Common Stock and (ii) any portion of any Earnout Amount payable thereafter that would otherwise be permitted to be satisfied through the issuance of Parent Common Stock will thereafter be permitted to be satisfied through the issuance of such Listed Equity Securities, valued at their aggregate Fair Market Value as of the applicable Value Date. In the event that, in any Conversion Transaction, outstanding shares of Parent Common Stock are converted into the right to receive equity securities that are not Listed Equity Securities (or are converted into the right to receive a combination of such equity securities and cash), then, until such equity securities constitute Listed Equity Securities, any Earnout Amount that thereafter becomes due will be required to be satisfied entirely in cash. In the event of a merger, consolidation, recapitalization or other transaction (other than a repurchase by Parent or an Affiliate of Parent) as a result of which outstanding shares of Parent Common Stock are converted into the right to receive only cash, any Earnout Amount that thereafter becomes due will be required to be satisfied entirely in cash; provided, however, that if the surviving or transferee entity in such transaction (or an Affiliate thereof) has a class of Listed Equity Securities, any portion of an Earnout Amount that would otherwise be permitted to be satisfied through the issuance of Parent Common Stock will thereafter be permitted to be satisfied through the issuance of such Listed Equity Securities, valued at their aggregate Fair Market Value as of the applicable Value Date.

1.6.   Escrow. At the Closing, Purchaser, the Shareholders and the Shareholder Representative will enter into an escrow agreement in the form of Annex C (the "Escrow Agreement") with Bank of New York, as escrow agent (the "Escrow Agent"), and Purchaser will make the deposit provided for therein (the "Escrow Deposit") as part of the repayment of the Purchase Price Notes as described and at the time set forth on Annex A. On March 31, 2007, any portion of the Escrow Deposit that has not previously been distributed and is not subject to a pending claim will be distributed to the Shareholders in proportion to the relative percentage of the outstanding shares of Company Common Stock that are beneficially owned by such Shareholders immediately before the Closing, all as more fully set forth in the Escrow Agreement.

1.7.   Lockup. Except as provided in Section 1.8, no Shareholder will sell, pledge, hedge or otherwise transfer any economic interest in any Shares during the applicable Restricted Period except pursuant to and in accordance with the terms of a Conversion Transaction. "Restricted Period" means (i) with respect to the Initial Shares, the period ending three years after the Closing Date and (ii) with respect to any Earnout Shares, the period ending one year after the Value Date with respect to such Earnout Shares; provided, however, that the Restricted Period will automatically and without further action terminate with respect to the Initial Shares and any Earnout Shares upon the earlier to occur of (A) the closing of any Conversion Transaction (except that any Shareholder who is a director or executive officer of Parent at the closing of such Conversion Transaction will be subject to the same restrictions on his shares as to which Parent's chief executive officer is subject) and (B) the termination of the Company's employment of R. Blane Walter (x) pursuant to Section 7(d) of the CEO Employment Contract, (y) by the Company pursuant to Section 4.8(c)(vi)(A) at a time when Parent is obligated to cause the Company not to take any of the actions described in Section 4.8(c)(vi), or (z) by the Company other than as permitted by the CEO Employment Contract.

1.8.   Registration Covenants. (a) If (but without any obligation to do so) Parent proposes to register under the Securities Act of 1933, as amended (the "Securities Act"), shares of Parent Common Stock (other than a registration on Form S-4 or Form S-8 or any successor forms, a registration in which the only Parent Common Stock being registered is Parent Common Stock issuable upon conversion of debt securities which are also being registered or a registration that does not contemplate a distribution of the securities being registered on a firmly underwritten basis), then Parent will give the Shareholder Representative written notice at least 20 days in advance of the anticipated effectiveness of the related registration statement. Upon the written request of any Shareholder given within ten days after giving of such notice by Parent (specifying the number of Shares proposed to be offered and sold by such Shareholder), Parent will, subject to the provisions of Section 1.8(b), include in such registration statement all of the Shares that each such Shareholder ("Registrable Shares") has requested to be registered; provided, however, that Parent will have the right to postpone or withdraw any registration statement pursuant to this Section 1.8 without obligation to any Shareholder, and Parent will not be required to disclose the reason for any such postponement or withdrawal or the anticipated duration of any such postponement (and each Shareholder will agree in its written request to include Registrable Shares in any registration to maintain in confidence the pendency of any registration statement that has not been filed and any postponement or withdrawal of a proposed registration). All expenses of such registration, other than underwriting commissions and discounts and legal and other advisory expenses of the Shareholders (with the exception of up to $25,000 in fees and disbursements of a single counsel retained to represent all selling stockholders (including any Shareholders requesting the inclusion of Registrable Shares in such registration), which counsel will be selected by the holders of a majority of the shares of Parent Common Stock sought to be included in such registration), will be borne by Parent.

(b)   Parent will not be required under Section 1.8(a) to include Registrable Shares in an underwriting subject thereto unless the Shareholders proposing to include such Registrable Shares accept the terms of the underwriting as agreed upon in good faith between Parent and the underwriters (and become parties to the related underwriting agreement and any other customary arrangements relating to the offering of securities by selling stockholders, including custody arrangements), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Parent. If the total number of shares of Parent Common Stock, including Registrable Shares, to be included in such offering exceeds, in the underwriters' sole discretion, the number of shares that can be included without adversely affecting the success of the offering, then Parent will be required to include in the offering only that number of shares of Parent Common Stock, including Registrable Shares, which the underwriters determine in their sole discretion will not adversely affect the success of the offering (the "Maximum Offering Size"). In such event, Parent will include in the registration statement relating to the offering (i) first, all shares of Parent Common Stock to be offered by Parent and (ii) second, to the extent the Maximum Offering Size exceeds the number of shares to be offered by Parent, the shares of Parent Common Stock proposed to be included by the selling stockholders, including the Shareholders proposing to include Registrable Shares in such registration statement. The shares of Parent Common Stock to be included in such registration statement pursuant to the preceding clause (ii) (the "Remaining Availability") will be allocated pro rata among such selling stockholders according to the total number of shares of Parent Common Stock owned by such selling stockholders (or in such other proportions as are mutually agreed to by such selling stockholders), provided that in no event will any Shareholder be permitted to include shares of Parent Common Stock then subject to Section 1.7 in such registration statement to the extent the percentage of the Remaining Availability represented by such shares of Parent Common Stock would exceed such Shareholder's percentage ownership interest in Parent. No Shareholder will be entitled to include in a registration statement pursuant to this Section 1.8 Registrable Shares that may be sold pursuant to Rule 144 under the Securities Act during the three months following the date such registration statement becomes effective (the "144 Exception"); provided, further, however, that solely to the extent a Shareholder is prohibited from including in such registration statement Shares that are subject to the restrictions contained in Section 1.7 as a result of the 144 Exception, the restrictions under Section 1.7 will terminate with respect to such Shares upon effectiveness of the registration statement unless such Shares are included in the registration statement notwithstanding the applicability of the 144 Exception. Parent may require each Shareholder to promptly furnish to Parent, as a condition precedent to including such Shareholder's Registrable Shares in any registration, such information regarding the distribution of such Shareholder's Registrable Shares as Parent or the underwriters may from time to time reasonably request in writing, but in no event will any Shareholder be required to make representations or warranties, or provide any indemnity, in connection with any transaction contemplated by this Section 1.8 except as to its ownership of, and the absence of Liens or other restrictions on, shares it is including in an offering and the information referred to in the first clause of this sentence that has been furnished by such Shareholder in writing.

(c)   In the event Parent effects a registration to which this Section 1.8 is applicable, except to the extent such registration is postponed or withdrawn by Parent, Parent will, as expeditiously as reasonably possible:

(i)   prepare and file with the Securities and Exchange Commission (the "SEC") such amendments and supplements to the related registration statement and the prospectus included therein as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such registration statement;

(ii)   furnish to the Shareholders without charge such number of copies of a prospectus and other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares included in such registration;

(iii)   notify the Shareholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and provide the Shareholders with such amendment or supplement to such prospectus as may be required to ensure that such prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(iv)   cooperate with the Shareholders to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold, which certificates will not bear any restrictive legends; and

(v)   cause the Registrable Shares included in such registration statement to be listed on the same principal securities exchange or interdealer quotation system on which the Parent Common Stock is then listed.

(d)   With a view to making available to the Shareholders the benefits of Rule 144 under the Securities Act, Parent agrees, for so long as the Parent Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to:

(i)   make and keep public information available (as those terms are defined in Rule 144, including paragraph (c)(2) of such Rule);

(ii)   file with the SEC in a timely manner reports and other documents, if any, required of Parent under the Exchange Act and comply with all other public information reporting requirements of the SEC that are conditions to the availability of Rule 144; and

(iii)   furnish to the Shareholders promptly upon request a written statement by Parent as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Parent filed with the SEC, if any, and such other reports and documents of Parent as the Shareholders may reasonably request in availing themselves of any rule or regulation of the SEC allowing the Shareholders to sell Shares without registration.

(e)   (i) Parent will indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Shares registered pursuant to this Section 1.8, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents, affiliates, advisors, brokers and employees of any such controlling person, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based solely upon information with respect to such holder furnished in writing to Parent by such holder expressly for use therein; provided, however, that Parent will not be liable to any holder of Registrable Shares to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) such holder failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such holder of a Registrable Share to the person asserting the claim from which such Losses arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (B) such untrue statement or alleged untrue statement or such omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of Parent with copies of the prospectus as so amended or supplemented delivered by Parent, and such holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Share to the person asserting the claim from which such Losses arise; provided, further, however, that the indemnity agreement contained in this Section 1.8(e)(i) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Parent (which consent will not be unreasonably withheld). The rights of any holder of Registrable Shares hereunder will not be exclusive of the rights of any holder of Registrable Shares under any other agreement or instrument of any holder of Registrable Shares to which Parent or one of its Affiliates is a party.

(ii)   Each holder of Registrable Securities registered pursuant to this Section 1.8 will indemnify and hold harmless, to the fullest extent permitted by law, Parent and its Affiliates, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each underwriter of securities covered by a registration statement subject to this Section 1.8, each person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, directors, agents, affiliates, advisors, brokers and employees of any such underwriter or controlling person and each other holder of Registrable Securities, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent the same are based upon information with respect to such holder furnished in writing to Parent by such holder expressly for use therein and was relied on by Parent in the preparation thereof; provided, however, that the indemnity agreement contained in this Section 1.8(e)(ii) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such holder of Registrable Securities (which consent will not be unreasonably withheld). The rights of Parent and its Affiliates hereunder will not be exclusive of the rights of Parent and its Affiliates under any other agreement or instrument Parent or any of its Affiliates to which any holder of Registrable Securities is a party. In no event will the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of proceeds (net of payment of all expenses and underwriters' discounts and commissions) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

1.9.   Transferability; Legending of Shares. No Shareholder will be permitted to transfer any Shares in the absence of an effective registration statement unless such Shareholder has furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition does not require registration of such Shares under the Securities Act, or Parent determines that such opinion of counsel is unnecessary. Parent will not require opinions of counsel for transfers of Shares made pursuant to Rule 144 if Parent is provided with any certificates or other evidence of compliance with Rule 144 reasonably required by it in connection with such transfer (including a copy of the relevant Form 144). The certificates representing the Shares issued hereunder will be issued with customary legends substantially similar to those on certificates of unregistered shares issued to officers or directors of Parent.

1.10.   The Shareholder Representative. Each Shareholder irrevocably designates the Shareholder Representative to represent the Shareholder and act as the attorney-in-fact and agent for and on behalf of such Shareholder with respect to any and all matters relating to, arising out of, or in connection with this Agreement and the other Closing Documents, including for service of process. Parent and Purchaser will be entitled to rely on the Shareholder Representative's authority as the agent, representative and attorney-in-fact of the Shareholders for all purposes under this Agreement and the other Closing Documents. Any payment or delivery to be made pursuant to this Agreement or the other Closing Documents to the Shareholders (including any portion of the Purchase Price payable pursuant to the Purchase Price Notes) may be made by Parent or Purchaser to the Shareholder Representative and thereupon will be deemed to have been made to the Shareholders. The Shareholder Representative will have no liability in taking any action or omitting to take action on behalf of any Shareholder absent gross negligence or willful misconduct. The Shareholders hereby agree to jointly and severally indemnify and hold harmless the Shareholder Representative from and against (i) any Losses incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance, performance or nonperformance of his duties hereunder and (ii) any related out-of-pocket costs and expenses (including reasonable attorneys' fees).

1.11.   Cash. Subject to Section 5.2(f), the Parties agree that the Company will have the right, at or prior to the Closing, to distribute all of the cash held by the Company or any Company Subsidiary. Except as a consequence of the operation of the provisions of Section 1.4, no adjustment will be made to the Purchase Price as a result of any such distributions.

II.   REPRESENTATIONS AND WARRANTIES

2.1.   Representations and Warranties of Company. Except as set forth in the disclosure letter delivered by the Company to Purchaser prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company and the Shareholders represent and warrant to Parent and Purchaser as follows:

(a)   Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Ohio, and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other applicable entity power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company has previously made available to Purchaser complete and correct copies of its and the Company Subsidiaries' articles of incorporation and code of regulations or other organizational documents, each as amended to the Agreement Date, and all records of meetings and consents of directors, managers, shareholders and members of the Company and the Subsidiaries of the Company (the "Company Subsidiaries").

(b)   Subsidiaries. Section 2.1(b) of the Company Disclosure Letter sets forth all the Company Subsidiaries and the ownership of all the outstanding capital stock or other equity interests (i) in each such Subsidiary and (ii) of each Person in which the Company or any such Subsidiary holds any equity interest, in each case as of the Agreement Date. All outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary or other Person owned by the Company or a Company Subsidiary (i) have been validly issued and are fully paid and nonassessable, (ii) are free and clear of all Liens, and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except, in the case of clause (iii), for restrictions arising under applicable securities laws.

(c)   Capital Structure; Claims. (i) The authorized capital stock of the Company consists of 1,100,000 common shares, without par value per share, of which 1,050,000 are voting common shares (the "Voting Common") and 50,000 are non-voting common shares (the "Non-Voting Common" and collectively with the Voting Common, the "Company Common Stock"). As of the Agreement Date, the number of shares of Voting Common and of Non-Voting Common set forth in the Company Disclosure Letter were issued and outstanding. Such number of shares of Voting Common and of Non-Voting Common, together with the number of shares of Voting Common issuable immediately prior to the Closing in connection with the CHS Merger Event Agreement (the "CHS Transaction"), as set forth in the Company Disclosure Letter, will be the only shares of capital stock of the Company outstanding as of the Effective Time. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. Except as described above, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or voting securities of the Company, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) any warrants, calls, options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Company Subsidiary is a party to any voting agreement or voting trust with respect to the voting of any of its securities. Section 2.1(c) of the Company Disclosure Letter lists all of the outstanding awards under the Special Bonus Plan.

(ii)   Each Shareholder is, and as of the Effective Time will be, the owner of record and beneficially of the number of shares of Company Common Stock represented by his or her Common Certificates, as set forth in Section 2.1(c) of the Company Disclosure Letter. At the Effective Time, all such shares will be owned as set forth in Section 2.1(c) of the Company Disclosure Letter, free and clear of any Liens imposed by or through the respective holders of such shares. In respect of himself only, no Shareholder to his Knowledge has any claim or cause of action against the Company or any Company Subsidiary that has not been disclosed to the Purchaser in writing prior to the date hereof, except for routine claims for unpaid compensation, benefits and expense reimbursement.

(d)   Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and the Shareholders and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equitable principles (such exception, the "Bankruptcy Exception"). The other Transaction Documents will be, at or prior to the Closing, duly executed and delivered by the Company and/or the Shareholders party thereto and, assuming the due authorization, execution and delivery by the other parties thereto, when so executed and delivered, will constitute the valid and binding obligation of the Shareholders party thereto, enforceable against them in accordance with their respective terms, except as the enforcement thereof may be limited by the Bankruptcy Exception. The execution and delivery of the Transaction Documents by the Company and the Shareholders do not or, as applicable, will not, and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and compliance with the provisions of this Agreement or the other Transaction Documents by the Company and the Shareholders will not, (i) conflict with the articles of incorporation or code of regulations (or comparable organizational documents) of the Company or any Company Subsidiary, (ii) result in any material breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company, any Company Subsidiary or any Shareholder under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to the Company, any Company Subsidiary or any Shareholder or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any law applicable to the Company, any Company Subsidiary or any Shareholder or their respective properties or assets or any judgment, order or decree to which the Company, any Company Subsidiary or any Shareholder or their respective properties or assets are subject, other than, in the case of clauses (ii) and (iii), any such breaches, conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, court or administrative, regulatory or other governmental agency, commission or authority (each, a "Governmental Entity") is required by the Company or any Shareholder in connection with the execution and delivery of this Agreement or the other Transaction Documents by the Company or any Shareholder or the consummation by the Company or any Shareholder of the transactions contemplated hereby or thereby, except for (i) the filing of appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the requirements of state securities or "blue sky" laws, (ii) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and (iii) such consents, approvals, orders, authorizations, actions, registrations, declarations or filings the failure of which to be made or obtained (as applicable), individually or in the aggregate, would not have a Material Adverse Effect on the Company or Parent and would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(e)   Properties. (i) The tangible and intangible properties owned, leased or licensed by the Company or the Company Subsidiaries at the Closing will constitute substantially all of the tangible or intangible properties historically used to conduct the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have good and marketable title to such owned properties.

(ii)   The tangible property material to the business or operations of the Company and the Company Subsidiaries is when taken as a whole in good operating condition and repair (normal wear and tear excepted).

(f)   Financial Statements. (i) The Company has previously delivered to Purchaser copies of the audited consolidated balance sheets of the Company as of December 31, 2004, 2003 and 2002 and the related consolidated statements of operations, retained earnings and cash flows for the years then ended (the "Audited Financials") and the unaudited consolidated financial statements of the Company as of and for the quarter ended June 30, 2005 (the "Unaudited Financials" and, together with the Audited Financials, the "Financial Statements," and the Financial Statements as of and for the year ended December 31, 2004, the "2004 Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and results of operations of the Company as of the dates or for the periods indicated, subject, in the case of Unaudited Financials, to normal year-end adjustments that are not expected by the Company to be material individually or in the aggregate and to the exception that the Unaudited Financials do not contain footnote disclosures. Neither the Company nor any Company Subsidiary has any debts, claims, liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, asserted or unasserted, except (A) as disclosed in the Financial Statements, (B) incurred after June 30, 2005 in the ordinary course of business consistent with past practice, or (C) as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(ii)   Except as disclosed therein, the Financial Statements have been prepared from, and are consistent with, the books, records and accounts of the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary has engaged in any material transaction with respect to its business, maintained any bank account for its business or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of the Company or such Company Subsidiary. Neither the Company nor any Company Subsidiary is aware that any fraud, whether or not material, has occurred that involves or involved management or other employees who have a significant role in the system of internal accounting control of the Company or such Company Subsidiary.

(iii)   The accounts receivable of the Company and each Company Subsidiary have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

(g)   Absence of Certain Changes or Events. During the period from June 30, 2005 to and including the Agreement Date, (i) except for the process conducted that gave rise to this Agreement, each of the Company and the Company Subsidiaries has conducted its respective operations in substantially the ordinary course of business consistent in all material respects with past practice, (ii) there has not been a Material Adverse Effect on the Company, (iii) there has been no material change in the Company's or any Company Subsidiary's relations with its employees, and (iv) neither the Company nor any Company Subsidiary has taken any action that, if Section 3.1(a) had applied in such period, would have constituted a material breach thereof.

(h)   Compliance with Applicable Laws; Litigation. (i)  The operations of the Company and each Company Subsidiary are not being conducted in violation of any law or Permit (as defined below) applicable to or held by (as the case may be) the Company or any Company Subsidiary, except where such violations, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Since January 1, 2004, neither the Company nor any Company Subsidiary has received any written notice alleging any such violation.

(ii)   The Company and each Company Subsidiary hold all material licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities necessary under applicable law for the conduct of their respective businesses in all material respects as currently conducted ("Permits"). Since January 1, 2004, neither the Company nor any Company Subsidiary has received written notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

(iii)   There is no investigation by a Governmental Entity or litigation, arbitration or administrative proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (or, with respect to the business of the Company, any Shareholder) by any Person (including any Governmental Entity) that, if decided adversely to such Person, would have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is a plaintiff in any litigation, arbitration or administrative proceeding or has threatened in writing any litigation, arbitration or administrative proceeding against a third party. Neither the Company nor any Company Subsidiary is a party to or subject to the provisions of any material judgment, order, writ, injunction or decree of any Governmental Entity which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

(i)   Employee Benefit Plans. (i)  The Company has previously made available to Purchaser all material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation rights, phantom stock, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, severance or other employee benefit plans or agreements entered into or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or with respect to which the Company or any Company Subsidiary has any liability, other than plans or programs operated or mandated by a Governmental Entity or law (such as government-operated workers' compensation, severance, retirement or social security) (collectively, the "Company Benefit Plans").

(ii)   Each Company Benefit Plan and its administration comply in all material respects with all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable. Each Company Benefit Plan that is intended to be qualified under Section 401(a), 401(k) or 4975(e)(7) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") as to its qualified status and no such letter had been revoked or adversely changed prior to the Measurement Date. All contributions to, and payments from, the Company Benefit Plans that are required to have been made in accordance with such Company Benefit Plans, ERISA or the Code have been made.

(iii)   Neither the Company nor any trade or business, whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate"), has, or at any time has had, an obligation to contribute to a "defined benefit plan" as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.

(iv)   No Company Benefit Plan provides retiree health or life benefits (whether or not insured), other than any such coverage required by law or disclosed in the Company Disclosure Letter.

(v)   Consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment that would not have been payable if such transactions had not been consummated or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director.

(vi)   With respect to each Company Benefit Plan, the Company has offered Purchaser the opportunity to review a true and complete copy of (A) each writing constituting a current part of such Company Benefit Plan, including all current Company Benefit Plan documents and trust agreements, and all amendments thereto, (B) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (C) the most recent annual financial report, if any, (D) the most recent actuarial report, if any, and (E) the most recent determination letter from the IRS, if any. Neither the Company nor any Company Subsidiary has made a legally enforceable commitment to make any new amendments to, or to adopt or approve any new, Company Benefit Plan.

(vii)   No Company Benefit Plan is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan that is subject to Title IV of ERISA.

(j)   Taxes. (i) (A) Except as would not, individually or in the aggregate have a Material Adverse Effect on the Company, the Company has made a valid election under Section 1362 of the Code (or its equivalent) and any similar provisions of the applicable state laws (where required or allowed) to be taxed as an "S" corporation for all tax years since 1996, and such election is currently valid and in effect, (B) each Company Subsidiary is either a partnership within the meaning of Section 7701(a)(2) of the Code, a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code, or an entity disregarded as separate from the Company under Treasury Regulations Section 301.7701-2(c)(2)(i), and (C) all taxes required to have been withheld or collected by the Company or any of the Company Subsidiaries have been withheld and, to the extent required, have been paid over to or deposited with the proper taxing authorities. All of the Shareholders are individuals. The Shareholders (1) do not own any shares of Parent Common Stock and (2) other than pursuant to the equity incentive award agreements being entered into simultaneously herewith, do not have any current intention to acquire shares of Parent Common Stock in addition to the Shares.

(ii)   Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (A) each of the Company and the Company Subsidiaries has timely filed (taking into account all extensions) all Tax Returns required to have been filed, and all such Tax Returns are true, correct and complete, (B) the Company and each Company Subsidiary has paid (or the Company has paid on its behalf) all Taxes that have become due and payable (whether or not shown on any Tax Return), (C) excluding any amount that is attributable to timing differences between book and Tax income, adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Company and each Company Subsidiary for taxable periods or portions thereof ending on or before the Closing Date, (D) there are no audits, examinations, investigations or other proceedings in respect of Taxes relating to the Company or any Company Subsidiary pending or threatened in writing, (E) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries, other than Liens for current Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings, (F) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes, (G) neither the Company nor any of the Company Subsidiaries is required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period or portion thereof beginning on or after the Closing Date as a result of (i) an adjustment under Section 481 of the Code resulting from a change in method of accounting for a taxable period beginning on or before the Closing Date, (ii) any "closing agreement," as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law), executed on or before the Closing Date, (iii) any installment sale or open transaction disposition made on or before the Closing Date, or (iv) any prepaid amount received on or before the Closing Date, (H) no claim has ever been made by any taxing authority in a jurisdiction where the Company or any Company Subsidiary did not file Tax Returns that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction, and (I) the Company has received all requisite shareholder approval of any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law) as a consequence of the Transaction absent such approval. Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and Internal Revenue Service Notice 2005-1 and no Company Benefit Plan that is a "nonqualified deferred compensation plan" has been materially modified (as determined under Notice 2005-1) after October 3, 2004. For purposes of determining the Parent Common Stock ownership of the Shareholders, Sections 267(c) and 1563(e) of the Code will apply.

(k)   Material Contracts. (i) Section 2.1(k)(i) of the Company Disclosure Letter identifies the following categories of Contracts to the extent the Company or a Company Subsidiary has any continuing obligation thereunder: (A) Contracts relating to the borrowing of money or obtaining of or extension of credit in excess of $150,000, (B) joint venture, partnership and similar Contracts involving a sharing of profits or expenses, including all material Contracts relating to domestic and foreign minority interests and non-wholly owned investments but excluding foreign affiliate agreements comparable to the representative foreign affiliate agreement previously provided to Purchaser, (C) Contracts pursuant to which the Company or any Company Subsidiary is or may be required to make an investment in any Person in excess of $150,000 (including a Company Subsidiary) in the future, (D) Contracts relating to the acquisition or disposition during the past three years of any material assets other than in the ordinary course of business consistent with past practice, including any pending term sheets, letters of intent or commitment letters, (E) top ten customer Contracts (based on annual revenue), (F) any Contract under which the Company or any Company Subsidiary is restricted from carrying on its business anywhere in the world or subject to any exclusivity relationships, (G) all leases and occupancy agreements relating to real property pursuant to which the Company or any Company Subsidiary has scheduled base rent obligations in excess of $150,000 during the next 12 months, (H) all Contracts underlying the Company Benefit Plans, (I) Contracts with any current or former director, Operating Board member or officer, and (J) without duplication, all Contracts (other than customer Contracts) pursuant to which payments exceeding $150,000 are expected to be made or received during the next 12 months or which are otherwise material to the Company and the Company Subsidiaries, taken as a whole (each, a "Material Contract"). Each Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any other party thereto, is in material default or breach under the terms of any such Material Contract. The Company has furnished Purchaser with a true and complete copy of each written Material Contract and a true and complete summary of all oral Material Contracts.

(l)   Insurance. The Company maintains insurance that is commercially reasonable in scope and effect for a privately held company, and all such policies are in full force and effect and, to the Company's Knowledge, there is no basis for termination thereof by any carrier. A materially complete description of such coverage has previously been provided to Purchaser.

(m)   Labor Matters. Neither the Company nor any Company Subsidiary is subject to any labor or collective bargaining agreement, organized labor dispute, strike or work stoppage, and no employees of the Company or any Company Subsidiary are represented by any labor organization. The Company and each Company Subsidiary is in compliance with all laws applicable to it relating to the employment of labor, including all such laws relating to wages and hours, the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign "plant closing" law and discrimination, civil rights, safety and health and worker's compensation laws, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Knowledge of the Company, each Company Subsidiary and R. Blane Walter, no executive, key employee or group of employees currently has notified the Company, any Company Subsidiary or any Shareholder (whether or not in writing) as of the Agreement Date that he, she or they have any plans to terminate employment with the Company and its Company Subsidiary prior to December 31, 2007, independently of or as a result of this Agreement.

(n)   Intellectual Property. The Company and each Company Subsidiary owns or has a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, "Intellectual Property Rights") as are reasonably necessary in connection with the business of the Company or any Company Subsidiary, except where the failure to own or have a valid right to use such Intellectual Property Right would not have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has materially infringed, misappropriated or violated any Intellectual Property Rights of any third party. No third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any Company Subsidiary, except where such infringement, misappropriation or violation would not have a Material Adverse Effect on the Company.

(o)   Investment Intent, Etc. Each Shareholder hereby represents and warrants that the Shares are being acquired for such Shareholder's own account, for investment purposes and not with a view to distribution thereof, that such Shareholder has sufficient knowledge and experience in investing in companies similar to Parent in terms of Parent's market capitalization and other relevant factors so as to be able to evaluate the risks and merits of such Shareholder's investment in Parent and that such Shareholder is able financially to bear the risks thereof. Each Shareholder acknowledges and agrees that any sale or distribution of Shares may be made only pursuant to Section 1.9. Each Shareholder hereby consents to such action as Parent deems necessary or appropriate from time to time to prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act, including but not limited to placing restrictive legends on certificates evidencing the Shares and delivering stop transfer instructions to Parent's stock transfer agent.

(p)   Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, any Company Subsidiary or any Shareholder, except for UBS. All such obligations to UBS will be paid by the Shareholders.

2.2.   Representations and Warranties of Parent and Purchaser. Except as set forth in the disclosure letter delivered by Purchaser to the Company prior to the execution of this Agreement (the "Purchaser Disclosure Letter"), each of Parent and Purchaser hereby represents and warrants to the Company as follows:

(a)   Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate authority to carry on its business as now being conducted. Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Purchaser has previously made available to the Company complete and correct copies of its and Parent's certificate of incorporation and by-laws, each as amended to the Agreement Date.

(b)   Authority; Noncontravention. Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement and the Parent Guaranty have been duly executed and delivered by each of Parent and Purchaser, and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitute the valid and binding obligations of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with their respective terms, subject to the Bankruptcy Exception. The other Transaction Documents will be, at or prior to the Closing, duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, when so executed and delivered will constitute the valid and binding obligations of Parent and Purchaser, enforceable against them in accordance with their respective terms, except as the enforcement thereof may be limited by the Bankruptcy Exception. The execution and delivery of this Agreement and the other Transaction Documents by Parent and Purchaser do not or, as applicable, will not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and compliance with the provisions of this Agreement and the other Transaction Documents by Parent and Purchaser will not, (i) conflict with the certificate of incorporation or by-laws (or comparable organizational documents) of Parent or Purchaser, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Purchaser under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other authorization applicable to Parent or Purchaser or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with or violate any law applicable to Parent or Purchaser or their respective properties or assets or any judgment, order or decree to which any of Parent or Purchaser or any of their respective properties or assets have been specifically identified as subject, other than, in the case of clauses (ii) and (iii), any such breaches, conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Material Adverse Effect on Parent and that would not materially impair the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Parent or Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents by Parent or Purchaser or the consummation by Parent and Purchaser of the transactions contemplated hereby or thereby, except for (i) the filing of appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the requirements of state securities or "blue sky" laws, (ii) the filing of a premerger notification and report form by Parent under the HSR Act, and (iii) such consents, approvals, orders, authorizations, actions, registrations, declarations or filings the failure of which to be made or obtained (as applicable), individually or in the aggregate, would not have a Material Adverse Effect on Parent and would not materially impair the ability of Parent and Purchaser to consummate the transactions contemplated by this Agreement.

(c)   Availability of Funds. Parent and Purchaser have delivered to the Company true and correct copies of debt financing commitments from UBS Loan Finance LLC, UBS Securities LLC, Banc of America, N.A. and Banc of America Securities LLC (collectively, the "Lenders") to fund the Transaction (the "Financing Commitment"). Upon funding of the debt contemplated under the Financing Commitment, Parent and Purchaser will have sufficient funds to consummate the transactions contemplated by this Agreement. The Financing Commitment has not been amended, modified, supplemented or terminated and no provision thereof has been waived, in each case in any material respect that would adversely affect Purchaser's ability to consummate the Transaction. Purchaser has no reason to believe that the financing contemplated by the Financing Commitment will not be available to it, and Parent has no reason to believe that the financing contemplated by the Financing Commitment will not be available to Purchaser, as herein contemplated.

(d)   Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser, except for Banc of America Securities LLC. All such obligations to Banc of America Securities LLC will be paid by Purchaser or an Affiliate of Purchaser.

(e)   Purchaser. Purchaser is a wholly owned Delaware Subsidiary of Parent. Purchaser was formed by Parent solely for the purpose of effecting the Transaction. Purchaser has not engaged in any business activities or conducted any operations other than in connection with the Transaction. Except for obligations or liabilities incurred in connection with its formation, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement and the transactions contemplated hereby and thereby, Purchaser has not incurred, directly or indirectly, any obligations or liabilities or entered into any agreement with any Person.

(f)   Status of the Shares. The Shares have been duly authorized and, when issued upon in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable shares of Parent Common Stock and will be free and clear of all Liens, other than those created or imposed by or through the Shareholders. The issuance and delivery of the Shares is not subject to any preemptive right of shareholders of Parent that has not been waived or to any right of first refusal or other right in favor of any person that has not been waived.

(g)   SEC Filings. Since September 1, 2004 Parent has filed all required reports, schedules, forms, statements and other documents with the SEC (such documents filed since September 1, 2004, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied (or will comply, in the case of Parent SEC Documents filed prior to the Closing) in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained (or will contain, in the case of Parent SEC Documents filed prior to the Closing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents, as of their respective dates, complied (or will comply, in the case of Parent SEC Documents filed prior to the Closing) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared (or will be prepared, in the case of Parent SEC Documents filed during the Closing Period) in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (or will fairly present, in the case of Parent SEC Documents filed prior to the Closing) the financial position of Parent and its consolidated subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein that are not expected by Parent to be material individually or in the aggregate). No Material Adverse Effect has occurred with respect to Parent subsequent to June 30, 2005 and prior to the date of this Agreement.

III.   PRE-CLOSING COVENANTS

3.1.   Conduct of Business. (a) Except as set forth in the Company Disclosure Letter, as otherwise contemplated by this Agreement or as consented to in writing by Parent (which, with respect to clause (x), will not be unreasonably withheld if there is no post-Closing tax or accounting impact on the Company, Purchaser or Parent), during the period from the Agreement Date to the Closing, the Company will, and will cause the Company Subsidiaries to, carry on their respective businesses in the ordinary course consistent in all material respects with past practice and, to the extent substantially consistent therewith, use all reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and to preserve their relationships with significant clients and customers. Without limiting the generality or effect of the foregoing (but subject to the exceptions set forth in the Company Disclosure Letter, as otherwise contemplated by this Agreement or as consented to in writing by Parent), during the period from the Agreement Date to the Effective Time, the Company will not and will not permit any Company Subsidiary to:

(i)   (A) split, combine or reclassify any of its capital stock or (B) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)   issue any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities, other than to effect the CHS Transaction;

(iii)   adopt any amendment to its articles of incorporation or code of regulations (or other comparable organizational documents);

(iv)   except (A) as required by law or as required by Contracts or plans entered into or in existence on or prior to the Agreement Date (and disclosed in the Company Disclosure Letter) and (B) for normal increases in salary and wages in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any director, officer or member of the Company's Operating Board, or adopt any new Company Benefit Plan, or modify in any respect the Company's Special Bonus Plan or any of the awards granted thereunder;

(v)   enter into any Material Contract without the consent of Parent (which, with respect to any customer Contract, will not be unreasonably withheld or delayed);

(vi)   enter into any other material transaction outside the ordinary course of business consistent with past practice (including by consummating any of the transactions disclosed in Section 2.1(g) of the Company Disclosure Letter that have not been consummated as of the Agreement Date (as indicated therein));

(vii)   incur any material indebtedness, or off-balance-sheet liabilities relating to money borrowed, other than accounts payable arising in the ordinary course of business;

(viii)   subject to any Lien any material asset;

(ix)   purchase, redeem, retire or otherwise acquire any shares of or interests in equity securities of the Company or other securities convertible into, exchangeable for or conferring the right to purchase shares of or interests in equity securities of the Company;

(x)   make any material change in the accounting, auditing or tax methods, practices or principles of the Company;

(xi)   make or change any Tax election, including terminating or revoking the Company's election to be treated as an "S" corporation within the meaning of Sections 1361 and 1362 of the Code and any similar provision of state, local or foreign law; or

(xii)   commit or agree to take any of the foregoing actions.

(b)   Except as required by law or permitted by this Agreement, the Parties will not, and will not permit any of their respective Subsidiaries that are controlled by them to, voluntarily take any action that would reasonably be expected to result in any of the Conditions not being satisfied. Without limiting the generality or effect of any other provision hereof, Parent will cause Purchaser to comply with each of its obligations hereunder.

(c)   Notwithstanding anything to the contrary in Section 3.1(a) or (b), upon the Closing, the Company will cause (i) all outstanding obligations under the inChord Communications Inc. (F.K.A. Gerbig, Snell/Weisheimer & Associates, Inc.) 2001 Key Personnel Stock Appreciation Rights Plan, as amended, and the inChord Communications Inc. (F.K.A. Gerbig, Snell/Weisheimer & Associates, Inc.) 2001 Executive Stock Appreciation Rights Plan (collectively, the "SAR Plans") to be settled in cash pursuant to the terms and conditions of such plan and documentation in form and substance satisfactory to Purchaser in its reasonable discretion and (ii) the SAR Plans to be terminated.

3.2.   Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the confidentiality agreement previously entered into by the Company and Parent or an Affiliate of Parent (the "Confidentiality Agreement"), the Company will, and will cause each Company Subsidiary that it controls to, upon reasonable notice, afford to Parent and its Representatives reasonable access, during normal business hours during the period prior to the Closing, to its properties, books, contracts, commitments, personnel and records and other information concerning its business, properties and personnel as Parent may reasonably request. Prior to the Closing, Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Any investigation pursuant to this Section 3.2 will be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company or any Company Subsidiary and in no event will any provision hereof be interpreted to require the Company to permit any inspection, or to disclose any information, that the Company determines in good faith may violate any of its obligations with respect to confidentiality provided that the existence of such information is disclosed to Parent and the Company makes a good faith effort to obtain a waiver of such confidentiality restriction if requested by Parent.

3.3.   Reasonable Efforts; Cooperation. (a) On the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents, each of the Parties will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents and to satisfy the Conditions, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Documents. In furtherance of the foregoing, Parent will (i) cause the Lenders to offer to provide a substitute letter of credit for the letter of credit issued in respect of the New York City Lease prior to the Closing and (ii) if requested by the landlord under the New York City Lease, enter into a guaranty in customary form of the obligations of the Company and any Company Subsidiary thereunder.

(b)   Parent and the Company will (i) not later than five business days after the Agreement Date, make the filings required of such Party under the HSR Act with respect to the Transaction and the other transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such Party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Transaction and the other transactions contemplated by this Agreement, and (iii) cooperate with the other Party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under the HSR Act or other law with respect to the Transaction and the other transactions contemplated by this Agreement. Each of Parent and the Company will cause each of their respective Subsidiaries to use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) the termination of all waiting periods under the HSR Act and not to extend any waiting period under the HSR Act. Prior to the termination of this Agreement, each Party will prosecute, cooperate in and defend against any litigation instituted by the Federal Trade Commission or the Department of Justice or any other Governmental Entity that seeks to restrain or prohibit the consummation of the Transaction or that seeks to impose material limitations on the ability of Parent, the Company or any of their respective Affiliates or Subsidiaries to acquire, operate or hold, or to require Parent, the Company or any of their respective Affiliates or Subsidiaries to dispose of or hold separate, any material portion of their assets or business or the Company's assets or business after the Effective Time.

3.4.   No Solicitation. Prior to the Closing, the Company will, and will cause the Company Subsidiaries and their respective employees, directors and agents (including each member of the Company's Operating Board) to, and each Shareholder will, immediately suspend any existing negotiations or discussions relating to any merger, consolidation, recapitalization, sale or license of material assets or other business combination, extraordinary transaction or change in control transaction involving the Company (collectively, an "Acquisition Transaction"). Prior to the Closing, the Company will not, and will cause the Company Subsidiaries and their respective employees, directors and agents (including each member of the Company's Operating Board) not to, and each Shareholder will not, (i) solicit any proposals or offers relating to an Acquisition Transaction, or (ii) negotiate or engage in substantive discussions with any third party concerning any proposal for an Acquisition Transaction.

3.5.   Financing Efforts. Subject to the terms and conditions of this Agreement, Parent and Purchaser will use commercially reasonable efforts to cause the condition in Section 5.2(g) to be met no later than the Closing Date. In furtherance of the foregoing, Parent and Purchaser will, if necessary, use commercially reasonable efforts to obtain debt financing contemplated by the Financing Commitment from financial institutions in addition to or other than the Lenders (provided that Parent and Purchaser will not be required to seek any alternative financing with terms that are in the aggregate materially less favorable than those contemplated by the Financing Commitment). The Shareholders will cause there to be taken at or prior to the Closing all commercially reasonable actions in relation to the termination of the Company's KeyBank revolving loan and lease line facilities and the release of all liens on the assets of the Company (including interests in and assets of any Company Subsidiary but excluding equipment-specific equipment leases) and provide documentation thereof as may be necessary to satisfy the conditions to the funding of the financing contemplated by the Financing Commitment.

3.6.   CHS Transaction. The Shareholders will cause (a) the CHS Transaction to be consummated in accordance with its terms and 100% of the capital stock of the Company issued in respect thereof to be held by Edward G. Mitzen prior to the Closing and (b) Mr. Mitzen to enter into a joinder agreement in form and substance reasonably satisfactory to Purchaser agreeing to be bound as a Shareholder and a Party effective as of the Closing.

3.7.   Taylor Search Partners. The Shareholders will use commercially reasonable efforts to cause the minority members of Taylor Search Partners, LLC ("TSP") to agree to defer their option to put their membership interest to TSP to periods beyond December 31, 2007 on terms reasonably acceptable to Purchaser. If the Shareholders are unable to do so, at the Closing, the financial targets in Annex I will be increased equitably, effective upon any change in ownership of TSP, to reflect the Company's higher percentage of the forecasted earnings of TSP.

3.8.   RxPedite. The Parties acknowledge that, within a period of six months after the Closing, RxPedite will transition to business arrangements that do not involve the referral to third parties of services that are competitive with service offerings of Parent and its operating businesses as of the Closing Date, or, if such transition is not completed, the Parties will agree to other arrangements or an alternative resolution or disposition involving RxPedite's business and/or such competitive services that are reasonably acceptable to Parent.

IV.   POST-CLOSING COVENANTS

4.1.   Employee Benefits. (a) If the Closing occurs, from the Closing Date until January 1, 2008, Purchaser will cause the Company to provide compensation and benefits that are substantially comparable in the aggregate to the benefits currently provided by the Company and each Company Subsidiary under the Company Benefit Plans listed in Schedule 4.1(a) to Persons employed by the Company or any Company Subsidiary immediately prior to the Effective Time who continue such employment following the Effective Time (collectively, the "Employees"). The termination of the participation of the Employees in the inChord Communications, Inc. Savings Plan on or after January 1, 2007 will be deemed to be consistent with the undertaking of Purchaser set forth in the preceding sentence so long as such Employees are permitted to participate in any 401(k) plan then maintained for the benefit of other employees of Parent and its Subsidiaries.

(b)   If the Closing occurs, for all purposes under the employee benefit plans of Purchaser and its Affiliates (including Parent) providing benefits to any Employee after the Effective Time (the "New Plans"), each Employee will receive credit for his or her service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), for purposes of eligibility, vesting and benefit accrual (but not (i) for purposes of eligibility for subsidized early retirement benefits, (ii) for purposes of benefit accrual under defined benefit pension plans, and (iii) for any new program for which credit for benefit accrual for service prior to the effective date of such program is not given to similarly situated employees of Parent other than the Employees) to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality or effect of the foregoing (A) at the Effective Time, each Employee will immediately be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans") and (B) for purposes of each such New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, Purchaser will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents to the extent such pre-existing condition exclusions and actively-at-work requirements were inapplicable to or had been satisfied by such Employee and his or her covered dependents immediately prior to the Effective Time under the relevant Old Plan, and Purchaser will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)   Each of the parties specified in Schedule 4.1(c) have taken or will take the actions contemplated to be taken by it therein.

4.2.   Non-Compete. (a) As additional consideration for the Purchase Price, each Shareholder agrees that, for a period of five years following the Closing Date (the "Non-Competition Period"), he will not, and will cause his controlled Affiliates (as defined below) not to, directly or indirectly engage in Competition anywhere in the world. For this purpose, "Competition" means that a Shareholder or any controlled Affiliate of a Shareholder is or becomes, during the Non-Competition Period, engaged in any capacity whatsoever, including as a director, officer, employee or consultant, in the conduct of, or holds any equity interest in, any business (regardless of form) that is competitive (other than in an immaterial way) with any business conducted by the Company or any Company Subsidiary as of the Closing Date, including advertising, marketing and communications services on behalf of healthcare clients (a "Restricted Business"); provided, however, that the foregoing will not restrict:

(i)   any Shareholder from acquiring, in the aggregate together with all controlled Affiliates of such Shareholder, (A) a passive ownership interest of up to 5% of (1) the outstanding capital stock of any publicly traded company, with respect to which the Shareholder is not engaged in the management or the direct or indirect provision of services in any capacity, or (2) any other business, provided that (x) the investments made by all Shareholders and controlled Affiliates of Shareholders in reliance on this clause (2) will be aggregated for purposes of calculating the 5% limitation, (y) the aggregate investments made by all Shareholders in reliance on this clause (2) may not exceed $10 million and (z) the applicable Shareholder must furnish written notice to the Company within five business days after making any investment in reliance on this clause (2) describing such investment in reasonable detail, or (B) a diversified business engaged in part (such part not to be greater than 15% of the aggregate revenues or net income of such business) in a Restricted Business and in other businesses (a "Qualified Diversified Business") if such Shareholder or Person has, within 12 months after the date of the closing of such acquisition, disposed of the assets constituting the Restricted Business or ceased to engage in the Restricted Business; provided, however, that with respect to clause (A) above and, during such 12-month period, clause (B) above (1) the Shareholder will not engage in the management of or the direct or indirect provision of services in any capacity whatsoever to the Restricted Business or provide services on its behalf (exclusive of the services described in clause (2) below) and (2) in the case of a Qualified Diversified Business, the Shareholder may continue to act as a director or member of the acquiring person (provided that, with respect to any Shareholder who is an employee of the Company or any Company Subsidiary as of the Closing Date, service as such a director or member will be permitted only if such directorship or membership is held by such Shareholder as of the date hereof and such Shareholder recuses himself from all deliberations and voting, and uses his reasonable best efforts to recuse himself from all material information flow, with respect to matters relating to the Restricted Business) and the Shareholder (excluding any Shareholder that is an employee of the Company or any Company Subsidiary as of the Closing Date) may also continue to act as a senior executive officer of the acquiring Person and/or as a director or senior officer of the Qualified Diversified Business and exercise supervisory authority with respect to management of the Restricted Business solely in such capacities, but will not function in an operational capacity or otherwise engage in the management of or the direct or indirect provision of services, in any capacity whatsoever, to the Restricted Business; or

(ii)   any Shareholder from serving as an officer, employee or director of Cardinal Health, Inc. (other than during any period that such Shareholder will be employed by the Company or any Company Subsidiary); provided, however, that the Shareholder will not engage in the management of or the direct or indirect provision of services, in any capacity whatsoever other than solely as a director of Cardinal Health, Inc. to (A) a Restricted Business or (B) any business of Cardinal Health, Inc. that is competitive with a business conducted by Parent or any Subsidiary of Parent as of the Closing Date; or

(iii)   with respect to the Persons listed on Schedule 4.2(b) ("Exempt Persons"), the activities of any Person other than a Shareholder or any controlled Affiliate of a Shareholder (an "Acquiring Person") that may in the future acquire any stock or other equity investment in or debt of such Exempt Persons, regardless of whether such Acquiring Person is engaged in a Restricted Business; provided, however, that the Shareholder does not engage in the management of or the direct or indirect provision of services in any capacity whatsoever to a Restricted Business other than (with respect only to any Shareholder who is not an employee of the Company or any Company Subsidiary as of the Closing Date) solely as a director of the Acquiring Person; or

(iv)   any Shareholder from accepting employment with a Person who operates a diversified business, such as (without limitation) a fully-integrated pharmaceutical company, that may include a Restrictive Business or Restricted Business operations (other than during any period that such Shareholder may be employed by the Company or any Company Subsidiary), provided that the Shareholder does not engage in the management of or the direct or indirect provision of such services in any capacity whatsoever with respect to the Restricted Business or the Restricted Business operations.

For purposes hereof, a "controlled Affiliate" means, (i) with respect to each Shareholder, any Person that directly or indirectly, through one or more intermediaries, is controlled by such Shareholder, alone or together with one or more other Shareholders and (ii) with respect to any other Person, means any Person that directly or indirectly, through one or more intermediaries, is controlled by such Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)   During the Non-Competition Period, each Shareholder will not, and will cause his controlled Affiliates not to, directly or indirectly, induce or solicit, or aid or assist any Person to induce or solicit, any employees (other than the individuals listed on Schedule 4.2(b)), independent contractors providing advertising or other operational services or customers of the Company to terminate, curtail or otherwise limit their employment by or business relationship with the Company or any Company Subsidiary; provided, however, that no Shareholder or other Person will be prohibited from hiring any such employee who (i) responds to a general solicitation of employment not specifically directed towards the Company or any Company Subsidiary or particular employees of the Company or any Company Subsidiary or (ii) has terminated employment with the Company or any Company Subsidiary at least 12 months prior to such solicitation.

(c)   Each Shareholder acknowledges and agrees that money damages would not be an adequate remedy for any breach of his agreements contained in this Section 4.2 and that in addition to any other remedies available to Parent or Purchaser, Parent and Purchaser will be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the agreements contained in this Section 4.2 without any requirement that Parent or Purchaser post a bond. The parties hereto agree that the provisions of this Section 4.2 are reasonable. If a court determines, however, that any provision of this Section 4.2 is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of this Section 4.2 should be interpreted and enforced to the maximum extent which such court deems reasonable.

4.3.   Indemnification. For a period of six years following the Closing Date, Purchaser will cause the Company to indemnify, defend and hold harmless the present and former directors and elected officers of the Company and the Company Subsidiaries against all liabilities arising out of actions or omissions occurring at or prior to the Closing Date (including, solely with respect to third-party claims, the transactions contemplated by this Agreement) to the extent such persons are entitled to indemnification under the articles of incorporation and code of regulations of the Company as in effect on the date hereof and as previously disclosed to Purchaser. The rights of the indemnified parties under this Section 4.3 will be in addition to any rights such indemnified parties may have by contract or by law. The obligations under this Section 4.3 will not be terminated or modified by Parent or the Company in a manner as to adversely affect any indemnified party to whom this Section 4.3 applies without the consent of the affected indemnified party. In the event that either Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers at least 50% of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 4.3.

4.4.   Confidentiality and Access. Following the Closing, the Shareholders will, and will cause their respective controlled Affiliates to, hold in strict confidence, and will not use other than in the conduct of the business of Parent or Purchaser or any of their Affiliates (including the Company), all information concerning the businesses and affairs of the Company that is not generally available to the public. Notwithstanding the foregoing, (i) any Shareholder may disclose such information (A) if the same currently is in the public domain or hereafter is in the public domain other than as a result of a breach of this Section 4.4 by such Shareholder or (B) if the same is later acquired by such Shareholder from another source and such Shareholder did not know that such source is under a contractual, legal or fiduciary obligation to another Person to keep such information confidential and (ii) a Shareholder may disclose such of the foregoing information as is required by law (including by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, rule of civil procedure or other similar process), or in connection with his or her preparation of Tax Returns or in response to Tax audits or similar proceedings, so long as (x) such Shareholder provides Parent or Purchaser with prompt written notice of any disclosure (unless such information is disclosed solely by virtue of including such information in a Tax Return) so that Parent or Purchaser or the Company may seek a protective order or other appropriate remedy or (y) with respect to any disclosure in connection with his preparation of tax returns or in response to non-public tax audit proceedings, such disclosure is made on a confidential basis. Each Shareholder acknowledges and agrees that money damages would not be an adequate remedy for any breach of its agreements contained in this Section 4.4 and that in addition to any other remedies available to Parent or Purchaser, Parent or Purchaser will be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Section 4.4 without any requirement that Parent or Purchaser post a bond.

4.5.   Public Announcements. Upon execution of this Agreement, Parent may issue a press release and/or other public announcement with respect thereto, provided that the Shareholder Representative is first provided with a reasonable opportunity to review and comment on such press release. Prior to the Closing, Parent may make any other public disclosure it believes in good faith is required by law or any listing or trading agreement or rules concerning its publicly traded securities, in each case after providing the Shareholder Representative with a reasonable opportunity to review and comment on such public disclosure and may make other external communications consistent with disclosure that has previously been so reviewed by the Shareholder Representative. From and after the execution of this Agreement (until such time as this Agreement is terminated), neither the Company nor any Shareholder will issue any press release or otherwise make any similar public announcement with respect to the transactions contemplated by this Agreement, including the Transaction, without the prior written consent of Parent and, prior to the Closing, the Shareholder Representative (in each case, not to be unreasonably withheld or delayed).

4.6.   Cooperation. Each Party will from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as will be necessary or otherwise reasonably requested by another Party to carry out the purposes of this Agreement and the other Transaction Documents and render effective the consummation of the transactions contemplated thereby. The Parties will cooperate fully, as and to the extent reasonably requested by one another, in connection with (i) any pending or threatened legal proceedings relating to the operation of the Company's business, (ii) the preparation and filing of Tax Returns, the making of the Section 338(h)(10) Election (as defined below) and any audit, litigation or other proceeding with respect to Taxes, including by retaining relevant books and records until the expiration of all applicable statutes of limitation and making such records available to the other Parties during business hours upon reasonable prior notice, subject to appropriate confidentiality undertakings, and (iii) obtaining any third party consents required under or in connection with the Company Benefit Plans.

4.7.   Confirmations. Each of the Company, Parent and Purchaser (a) hereby confirms that no engagement that either UBS or Jones Day has undertaken or may take on behalf of the Company, Parent or Purchaser will be asserted by any of the Company, Parent or Purchaser either as a conflict of interest with respect to, or as a basis to preclude, challenge or otherwise disqualify UBS or Jones Day from, any current or future representation of one or more of the Shareholders, any beneficiary of any such holder or any one or more Affiliates of any such holder in any matter, including any representations in negotiations, transactions, counseling or litigation adverse to the Company, Parent or Purchaser, (b) hereby waives any conflict of interest that exists on or prior to the Effective Time, or might be asserted to exist after the Effective Time, and any other basis that might be asserted to preclude, challenge or otherwise disqualify UBS or Jones Day in any representation of one or more of the Shareholders, any beneficiary of any such holder or any one or more Affiliates of any such holder with respect to any such matter, and (c) intends for its foregoing conflicts waiver to be effective and fully enforceable and to be relied on by UBS or Jones Day.

4.8.   Restricted Activities. Until January 1, 2008, except as expressly contemplated by this Agreement, (a) Parent will cause the business of the Company to be operated as a standalone business, except for changes that Parent and Purchaser believe in good faith when implemented will result in an improvement to the Company's results of operations, (b) each of the Parties will act in good faith with respect to the operation of the Company's business and the calculation of the Earnout Amounts, including, in the case of R. Blane Walter, in his capacity as Shareholder Representative and an executive officer of the Company (without limitation, by complying with the terms of the CEO Employment Contract), and (c) neither Parent, Purchaser nor any other Subsidiary of Parent will cause the Company to take any of the following actions:

(i)   sell, lease or otherwise dispose of a material portion of the assets or business of the Company or any material Company Subsidiary through a transaction or series of related transactions;

(ii)   enter into any line of business not related to the business then being conducted by the Company and the Company Subsidiaries;

(iii)   other than pursuant to a Contractual obligation existing as of the Closing Date or entered into with the approval of the Shareholder Representative following the Closing Date, acquire the stock, assets or business or another Person;

(iv)   change its name;

(v)   engage in any material transaction with Purchaser, Parent or any of their respective Affiliates other than (a) transactions in the ordinary course of business of Parent, including treasury operations, that do not affect the calculation of any Earnout Amount, (b) the provision of accounting, insurance, benefits programs and other administrative services contemplated by paragraphs (b) and (e) of Annex G, and (c) other transactions in the ordinary course of business on arms'-length terms;

(vi)   hire or fire any employee of the Company or any of the Company Subsidiaries other than in accordance with the CEO Employment Contract, provided that (A) the termination of Mr. Walter's employment with the Company or any Company Subsidiary will not violate this clause (c) if, substantially simultaneously therewith, the Forecast Payment is made in accordance with Section 1.5 and (B) the termination of any other employee's employment with the Company or any Company Subsidiary will not violate this clause (c) if (1) the sum of the Company's consolidated EBIT for any four consecutive fiscal quarters falling between January 1, 2006 and December 31, 2007 is less than the amount set forth on Schedule 4.8(c)(vi)(B)(1) or (2) such termination occurs by reason of the death or Disability of the employee;

(vii)   establish any new office location;

(viii)   require employees of the Company or a Company Subsidiary to spend material time managing the business of any entity other than the Company or any Company Subsidiary, provided that it will not be a breach of the restrictions contained in this clause (viii) to require Mr. Walter to devote a reasonable amount of time to Parent-level management coordination and review, including participation in meetings of division presidents;

(ix)   require the Company or a Company Subsidiary to stop providing services to any client of the Company or such Company Subsidiary other than as reasonably required to comply with applicable law, unless the Purchaser and the Shareholder Representative have agreed to (or the Settlement Auditor has determined) an appropriate adjustment or credit for purposes of Section 1.5;

(x)   require the Company or a Company Subsidiary to provide services at below-market prices; or

(xi)   effect any transaction (or series of transactions) resulting in a Change in Control unless as part of such transaction (or series of transactions) the Forecast Payment is made to the Shareholders (it being understood that (A) the Forecast Payment will offset any amounts payable thereafter to the Shareholders under Section 1.5 of this Agreement on a dollar-for-dollar basis but will not otherwise reduce or eliminate any rights of the Shareholders to receive any amounts payable to the Shareholders under Section 1.5 and (B) amounts earned with respect to Earnout Periods that are complete at the time of such transaction (or series of transactions) will continue to be determined and paid in accordance with Section 1.5).

Notwithstanding the foregoing, the restrictions contained in this clause (c) will terminate immediately following any termination of Mr. Walter's employment with the Company in accordance with Section 7(a), (d) or (e) of the CEO Employment Contract if the Forecast Payment, to the extent required in connection with any such termination pursuant to Section 1.5, is made; provided, further, however that upon any termination of Mr. Walter's employment with the Company under circumstances that do not result in the termination of the restrictions contained in this clause (c), i.e., by virtue of death or disability, such restrictions will continue.

Without limitation of clause (b) above, absent the prior consent of Parent's chief executive officer, no Shareholder will authorize or permit the Company or any Company Subsidiary to (i) enter into any acquisition transaction or make any investment in a Person aggregating more than $100,000 in any calendar year other than a Company Subsidiary (other than RxPedite, LLC), or (ii) make any capital expenditures in excess of $700,000 in calendar years 2005 (pro-rated as of the Closing Date) and 2006, and $770,000 in calendar year 2007.

For purposes of this Agreement, a "Change of Control" means (A) any consolidation or merger of the Company with or into any other corporation or corporations if the surviving corporation of such consolidation or merger is not a controlled Affiliate of Parent or (B) the sale, transfer or assignment of securities of the Company representing a majority of the voting power of all the Company's outstanding voting securities by the holders thereof to an acquiring party other than an Affiliate of Parent in a single transaction or series of related transactions. For purposes of the preceding sentence, "Parent" will be deemed to include any entity to which Parent's rights hereunder are assigned in accordance with clause (a)(i)(A) of the first sentence of Section 9.9.

V.   CONDITIONS

5.1.   Conditions to Each Party's Obligation to Effect the Transaction. The respective obligation of each Party to effect the Transaction is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)   HSR Act. The waiting period (including any extension thereof) applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

(b)   No Injunctions or Restraints. No judgment or order shall have been entered by any Governmental Entity of competent jurisdiction (collectively, "Restraints") and shall be in effect that prevents the consummation of the Transaction; provided, however, that each of the Parties shall have used its reasonable best efforts to prevent the entry of any such Restraint and to appeal as promptly as possible any such Restraint that may be entered.

5.2.   Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to effect the Transaction is further subject to the satisfaction or Purchaser's waiver (without the joinder of Parent) of the following conditions:

(a)   Representations and Warranties. The representations and warranties of the Company and the Shareholders set forth in this Agreement or in the other Transaction Documents (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) not so qualified shall be true and correct in all material respects, in each case when made and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)   Performance of Covenants of the Company. The Company and each Shareholder shall have performed in all material respects all covenants required to be performed by it or him under this Agreement or the other Transaction Documents at or prior to the Closing Date.

(c)   Absence of Change. There shall not have been or occurred any Material Adverse Effect with respect to the Company since June 30, 2005.

(d)   Officer's Certificate. The Purchaser shall have been furnished with a certificate dated the Closing Date signed on behalf of the Company by an executive officer and on behalf of the Shareholders by the Shareholders Representative to the effect that the conditions set forth in Sections 5.2(a), 5.2(b) and 5.2(c) have been satisfied.

(e)   Terminated Agreements. The agreements set forth on Schedule 5.2(e) shall have been terminated.

(f)   Minimum Total Cash. The Company shall have, and shall have provided to Purchaser reasonable substantiating documentation or other evidence that the Company has, Total Cash at least at $4.0 million as of the Closing.

(g)   Financing. The net proceeds of the debt financing contemplated by the Financing Commitment shall be available to Parent and Purchaser (assuming compliance by them with all actions within their control contemplated thereby) on substantially the same terms as set forth in the Financing Commitment.

(h)   IRS Form 8023. Purchaser shall have received IRS Form 8023 properly executed by each of the Shareholders and their spouses if the applicable shares of Company Common Stock are owned by residents of community property states.

(i)   Legal Opinion. Purchaser shall have received a legal opinion of Jones Day, counsel to the Company, substantially in the form attached as Annex D, confirming the capitalization information as of the Closing set forth in the first sentence of Section 2.1(c) and in paragraph 3 of Section 2.1(c) of the Company Disclosure Letter and the other matters set forth in Annex D.

(j)   FIRPTA Certificate. Purchaser shall have received an affidavit described in Section 1445(b)(2) of the Code from each Shareholder and an affidavit described in Section 1445(b)(3) of the Code from the Company in form and substance reasonably satisfactory to it.

5.3.   Conditions to Obligations of the Company and the Shareholders. The obligation of the Company and the Shareholders to effect the Transaction is further subject to the satisfaction or the Company's and the Shareholder Representative's waiver of the following conditions:

(a)   Representations and Warranties. The representations and warranties of Parent and Purchaser set forth in this Agreement or in the other Transaction Documents (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and (ii) not so qualified shall be true and correct in all material respects, in each case when made and on and as of the Closing Date, as though made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b)   Performance of Covenants of Parent and Purchaser. Each of Parent and Purchaser shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement or the other Transaction Documents at or prior to the Closing Date.

(c)   Absence of Change. There shall not have been or occurred any Material Adverse Effect with respect to Parent since June 30, 2005.

(d)   Officer's Certificate. Purchaser shall have furnished to the Company a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 5.3(a), 5.3(b) and 5.3(c) have been satisfied.

(e)   Legal Opinion. The Company and the Shareholder Representative shall have received a legal opinion of the Law Office of Kenneth G. Alberstadt PLLC, counsel to Purchaser and Parent, substantially in the form attached as Annex E.

VI.   TERMINATION

6.1.   Termination. (a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Purchaser (without the joinder of Parent) and the Company (without the joinder of the Shareholders).

(b)   Termination by Parent or the Company. This Agreement may be terminated at any time prior to the Effective Time, by action of either Purchaser (without the joinder of Parent) or the Company (without the joinder of the Shareholders):

(i)   if the Transaction shall not have been consummated by November 15, 2005 (including by reason of the failure of any condition set forth in Section 5.2 or 5.3 to be satisfied prior to or at the Effective Time); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) is not available to any Party whose breach of any provision of this Agreement results in or causes the failure of the Transaction to be consummated by such time; or

(ii)   if any Restraint having the effect set forth in Section 5.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) is not available to any Party whose breach of any provision of this Agreement results in or causes such Restraint or the failure of such Restraint to be removed.

6.2.   Effect of Termination. In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 6.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser, the Company or the Shareholders other than the provisions of Section 4.5, Section 4.7, this Section 6.2, Section 6.3 and Article IX, which provisions will survive such termination; provided, however, that nothing herein will relieve any Party from any liability for any breach by such Party of this Agreement.

6.3.   Fees and Expenses. Except as expressly provided elsewhere in this Agreement, (a) all fees and expenses incurred by Parent or Purchaser in connection with the Transaction, this Agreement and the transactions contemplated hereby will be paid by Parent or Purchaser and (b) all fees and expenses incurred by the Company or the Shareholders in connection with the Transaction, this Agreement and the transactions contemplated hereby will be paid by the Shareholders.

VII.   INDEMNIFICATION

7.1.   Indemnification by Shareholders. (a) The Shareholders will severally (in accordance with Section 7.1(d)) and not jointly indemnify and hold harmless Purchaser, its Affiliates (including Parent) and the respective officers, directors, employees, agents, advisers, lenders and representatives of the foregoing (including, after the Closing, the Company) and their respective successors, heirs, executors, administrators, distributees or legal representatives (collectively, the "Purchaser Indemnitees") from and against any and all Losses resulting from or arising out of:

(i)   any (A) breach of any representation or warranty of the Company or the Shareholders contained in this Agreement or the other Closing Documents that is qualified by its terms or limited by "materiality" qualifiers and not by any qualifications relating to a "Material Adverse Effect" (or relating to both a "Material Adverse Effect" and the ability of any Party to consummate the transactions contemplated hereby) or (B) material breach of any other representation or warranty of the Company or the Shareholders contained in this Agreement or the other Closing Documents (provided, however, that in determining whether any such material breach occurred, any qualifiers contained in such representation or warranty relating to a "Material Adverse Effect" or the ability of any Party to consummate the transactions contemplated hereby will be disregarded); and

(ii)   any material breach of any covenant in this Agreement or the other Closing Documents (other than with respect to Article VIII, which will be governed by Section 8.5).

Notwithstanding the foregoing, the Shareholders will not be required to indemnify the Purchaser Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in clause (i) above (and not arising out of matters described in clause (ii) above) pursuant to this Article VII, excepting only any claim for misrepresentation or breach of warranty under Section 2.1(c), (d) (but only the first four sentences thereof) or (p) ("Uncapped Warranty Claims"), unless and until the aggregate amount of all claims against the Shareholders exceeds $2.5 million (the "Basket"), in which case the Shareholders will be required to indemnify the Purchaser Indemnitees for Losses in excess of such amount, provided, however, that any claim having a value of less than $5,000 will be disregarded. Furthermore, in no event will the aggregate liability of the Shareholders with respect to claims (other than Uncapped Warranty Claims) for indemnification resulting from or arising out of matters described in clause (i) above (and not arising out of matters described in clause (ii) above) exceed $25.0 million (the "Cap").

(b)   The obligations of the Shareholders under clause (ii) of Section 7.1(a) and the obligations of the Shareholders under Section 8.5 may be satisfied by the release of a portion of the Escrow Deposit to Purchaser in accordance with the terms of the Escrow Agreement, by set-off pursuant to Section 7.6 or by direct recourse against the Shareholders. Subject to the last sentence of Section 7.1(a), the obligations of the Shareholders under clause (i) of Section 7.1(a) may be satisfied (x) from the Escrow Deposit in accordance with the terms of the Escrow Agreement and (y) solely to the extent the Escrow Deposit is insufficient to satisfy such obligations (including because of the reservation of a portion of the Escrow Deposit in respect of a Purchaser Indemnity Claim (as defined in the Escrow Agreement) that has not been finally resolved or that is unliquidated in amount), by offset pursuant to Section 7.6 or direct recourse against the Shareholders, provided that the Purchaser Indemnitees will exhaust their rights of offset pursuant to Section 7.6 with respect to undisputed amounts that are otherwise then payable to the Shareholders prior to seeking collection of any judgment or arbitral award against any Shareholder. Neither the determination of the validity or amount of any claim by a Purchaser Indemnitee nor the determination of the liability of any Shareholder therefore nor the collection of any Shareholder's pro rata portion of such liability will be required to be deferred as a consequence of the potential subsequent accrual in favor of any Shareholder of an amount that would be subject to offset pursuant to Section 7.6.

(c)   For purposes of satisfying any indemnity claim by a Purchaser Indemnitee, shares of Parent Common Stock held pursuant to the Escrow Agreement will be valued based on Fair Market Value on the date liability for such claim is the subject of a final determination.

(d)   The obligations of the Shareholders under this Section 7.1 are several (and not joint) in proportion to the relative percentage of the outstanding shares of Company Common Stock that are beneficially owned by such Shareholders immediately before the Closing. The preceding sentence will not, however, under any circumstances limit the availability of the Escrow Deposit (or the proceeds thereof held in escrow) to satisfy claims for indemnification under this Section 7.1.

7.2.   Indemnification by Purchaser. Purchaser will indemnify and hold harmless the Shareholders and their respective successors, heirs, executors, administrators, distributees or legal representatives (collectively, the "Shareholder Indemnitees") from and against any and all Losses resulting from or arising out of:

(i)   any (A) breach of any representation or warranty of Parent or Purchaser contained in this Agreement or the other Closing Documents that is qualified by its terms or limited by "materiality" qualifiers or (B) material breach of any other representation or warranty of Parent or Purchaser contained in this Agreement or the other Closing Documents (provided, however, that in determining whether any such material breach occurred, any "Material Adverse Effect" qualifiers contained in such representation or warranty will be disregarded); and

(ii)   any material breach of any covenant in this Agreement or the other Closing Documents.

7.3.   Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

(b)   If, within 20 calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 7.3(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 7.3(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, or if the Indemnitee determines in good faith, after consultation with its counsel, that its interests require that it be separately represented, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or that would impose a non-monetary obligation on the Indemnitee. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or a non-monetary obligation of the Indemnitee and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

(c)   Any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

(d)   A failure to give notice as provided in Sections 7.3(a), 7.3(b) or 7.3(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

(e)   If the amount of any Loss, at any time subsequent to the making of an indemnity payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other Person, the amount of such reduction, less any costs, expenses, premiums or Taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. If the amount with respect to which any claim is made under this Section 7.3(e) gives rise to a currently realizable Tax benefit to the Indemnitee, the indemnity payment will be reduced by the amount of such currently realizable Tax benefit then available to the Party making the claim if and to the extent actually realized by such Party in the year in which such indemnity payment is made to such Party or in the next succeeding year. Upon making any indemnity payment, except to the extent in conflict with the terms of any insurance coverage otherwise available to the Indemnitee, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third Person in respect of the Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Loss and (ii) until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third Person on account of said indemnity payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third Person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

7.4.   Survival of Representations and Warranties. All representations and warranties contained in this Agreement will survive the Closing until March 31, 2007, provided, however, that (i) the representations and warranties stated in Sections 2.1(a), (c), (d) (but only the first four sentences thereof), (j) and (p) and Sections 2.2(a), (b) (but only the first four sentences thereof), (d) and (f) will survive the Closing until 30 days after the expiration of the applicable statutes of limitations and (ii) the representations and warranties stated in Section 2.1(i) will survive the Closing until the third anniversary of the Closing.

7.5.   Exclusive Remedy. The limitations on liability under Section 7.1 are an important bargained-for element of the consideration hereunder. Accordingly, such indemnification, subject to such limitations, will be the sole and exclusive post-Closing remedy of any Purchaser Indemnitee for any claims under or based on the matters covered by Section 7.1(a)(i) of this Agreement, each Party hereby acknowledging that it has not relied on any matter as to which indemnity is not available thereunder. In addition, except as provided under Section 4.2 or Section 4.4 or the preceding sentence, the indemnification provided for in Sections 7.1(a)(ii), 7.2 and 8.5 will be the sole and exclusive post-Closing remedies available to any Party against any other Party for any claims under or based upon this Agreement or the other Closing Documents (but not the Ancillary Agreements). The Parties acknowledge that the representations and warranties contained in this Agreement will not be deemed waived or otherwise affected by any investigation by or on behalf of another Party.

7.6.   Set-Off. If the Shareholders are obligated to indemnify any Purchaser Indemnitee pursuant to Section 7.1 or 8.5, Purchaser will be entitled, in addition to any other right or remedy such Purchaser Indemnitee may have, but subject to the limitations set forth in Section 7.1, including the priority of remedies set forth in Section 7.1(b), to exercise rights of set-off against any amounts due and payable by Purchaser or Parent to the Shareholders arising hereunder or that may thereafter be due and payable to the Shareholders hereunder. If Purchaser is obligated to indemnify any Shareholder Indemnitee pursuant to Section 7.2, the Shareholders will be entitled, in addition to any other right or remedy such Shareholder Indemnitee may have, to exercise rights of set-off against any amounts due and payable by the Shareholders to Purchaser or Parent hereunder or that may thereafter become due and payable to Purchaser or Parent hereunder.

VIII.   CERTAIN TAX MATTERS

8.1.   Section 338(h)(10) Election. (a) Parent, Purchaser and each Shareholder will, at the election of Parent and Purchaser, join in making the Section 338(h)(10) Election with respect to the Transaction. The Parties will reasonably cooperate in completing, executing and assisting with the timely filing of all forms necessary to effectuate the Section 338(h)(10) Election (including IRS Forms 8023 and 8883), in providing all reasonably necessary information and in taking other actions as reasonably necessary to effectuate, preserve and/or amend the Section 338(h)(10) Election. No Party will take any action or position that is inconsistent with the Section 338(h)(10) Election or that would render the Section 338(h)(10) Election invalid. The Shareholders will include any income, gain, loss, deduction or other Income Tax item resulting from the Section 338(h)(10) Election on their individual income Tax Returns to the extent required by law.

(b)   For purposes hereof (including Annex G), "Income Taxes" means Taxes that are based on or derived from profits, net income or any other measure of results of a business or component thereof.

8.2.   Purchase Price Allocation. The Parties agree that the consideration described in Section 1.3 of this Agreement will be taken into account in determining the "aggregate deemed sales price" and "adjusted grossed-up basis," which will in turn be allocated, for Tax purposes, among the Company's assets as required by Section 338 of the Code and all regulations promulgated thereunder. The Parties further agree that such allocation will be made in a manner consistent with the values of assets shown on Schedule 8.2. Following any payment required pursuant to Sections 1.4(b)(iv) and 1.5, Parent will prepare the required IRS Form 8883 and any similar allocation required under state, local, or foreign law (collectively, "IRS Form 8883"). Parent will permit the Shareholder Representative to review and comment on IRS Form 8883 for a period of 15 days and will make such revisions as are reasonably requested by the Shareholder Representative. The Company, the Company Subsidiaries, the Shareholders and Parent agree to report the Transaction for federal income Tax purposes in accordance with IRS Form 8883 as ultimately filed, and will not take any position or action inconsistent therewith upon examination of any Income Tax Return or in any related refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any Income Tax Return of the Shareholders, the Company, any Company Subsidiary or Parent by an Income Taxing authority, the fair market values are finally determined to be different from IRS Form 8883, as adjusted, Parent, the Company, the Company Subsidiaries and the Shareholders may (but will not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.

8.3.   Taxable Periods That Begin Before and End After the Closing Date. For purposes of this Agreement, (a) in the case of any taxable period of the Company or any Company Subsidiary that commences prior to and includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Income Taxes of the Company or any Company Subsidiary for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the last business day immediately prior to the Closing Date (which will be the date prior to the Closing Date) and (b) the amount of such Income Taxes of the Company or any Company Subsidiary for the Pre-Closing Tax Period, whether with respect to a Straddle Period or not, will also be determined as if the taxable period of any partnership or other pass-through entity in which the Company or any Company Subsidiary holds a beneficial interest terminated as of the close of business on the last business day immediately prior to the Closing Date (which will be the date prior to the Closing Date).

8.4.   Tax Returns. The Shareholder Representative will prepare and the Company will file any Income Tax Return of the Company for taxable periods ending on or before the Closing Date. Parent will prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company or any Company Subsidiary which are filed after the Closing. All Tax Returns filed after the Closing Date will be prepared in a manner consistent with past practice except as otherwise required by applicable law. The Shareholders will be entitled to any Tax refunds or other Tax payments to the Company attributable to Pre-Closing Tax Periods, including as a result of amended returns filed to reallocate income among jurisdictions, provided that in no event will the Shareholders be entitled to retain any such refund or other payment to the extent there is a corresponding tax payment required to be made by the Company in connection with such Tax refund or other Tax payment for which the Company would be entitled to indemnification but for the limitations contained in Section 7.1(a) with respect to Losses arising from a breach of representation or warranty set forth in Section 2.1(j). Furthermore, and without limitation of the preceding sentence, if the Company receives a Tax deduction as a result of the payment by the Shareholders of the Income Taxes described in clause (v) of Section 8.5(a), the Company will pay the amount of the net Tax benefit to the Company related to such deduction to the Shareholder Representative (on behalf of the Shareholders) as such benefit is realized.

8.5.   Tax Indemnity. (a) Subject to the provisions of this Section 8.5 but without regard to the limitations under Section 7.1, the Shareholders will, on a several (and not joint) basis in proportion to the relative percentage of the outstanding shares of Company Common Stock that are beneficially owned by such Shareholder immediately before the Closing, indemnify and hold Parent, Purchaser, the Company and the Company Subsidiaries harmless against all Losses (net of all refunds or overpayments in respect of any Pre-Closing Tax Period) attributable to (i) any Income Tax of the Company or any Company Subsidiary for any Pre-Closing Tax Period, including any such Income Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Company Subsidiary (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign Income Tax law or regulation, (ii) any breach of the Shareholders' covenants in this Article VIII, (iii) all Losses attributable to (x) the failure by the Company to have made a valid election under Section 1362 of the Code (or its equivalent) and any similar provisions of the applicable state laws (where required or allowed) to be taxed as an "S" corporation for all tax years since 1996, (y) the failure of any Company Subsidiary to be either a partnership within the meaning of Section 7701(a)(2) of the Code, a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code, or an entity disregarded as separate from the Company under Treasury Regulations Section 301.7701-2(c)(2)(i), or (z) the ownership or acquisition by the Shareholders at any time after the Closing Date (giving effect to the rules contained in Sections 267(c) and 1563(e) of the Code) of shares of Parent Common Stock representing in excess of 19.9% of the shares of Parent Common Stock outstanding as of the Closing Date, (iv) Income Taxes of any Person other than the Company or any Company Subsidiary (including Edward G. Mitzen, Inc.) imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or otherwise, which Income Taxes relate to a period, event or transaction occurring before the Closing, (v) Income Taxes imposed on the Company relating to the operations of the Company and the Company Subsidiaries in New York City through the close of business on the last business day immediately prior to the Closing Date (including any unincorporated business Income Taxes), or (vi) Income Taxes imposed upon the Company attributable to the Section 338(h)(10) Election, including (A) any such Income Tax imposed under Section 1374 of the Code, (B) any such state, local or foreign Income Tax imposed on the gain of the Company or any Company Subsidiary, and (C) any adverse consequences (including any loss of such Income Tax benefits) arising as a result of the Parties' failure or inability to make the Section 338(h)(10) Election as a result of any breach of a representation, warranty or covenant made by the Shareholders or the Company in this Agreement; provided, however, that in any such case the Shareholders will be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes as reflected in Final Net Working Capital. Parent, Purchaser and the Company will indemnify, defend and hold harmless the Shareholders, and each of them, for any Losses attributable to (i) any breach of the covenants of the Company, Parent or Purchaser under this Article VIII and (ii) any Taxes attributable to taxable periods beginning after the Closing. The limitations on indemnification contained in Article VII will not apply to any claim for indemnification under this Article VIII. If a Party has any indemnification obligations with respect to any Loss under both this Article VIII and Article VII, the indemnification obligations under this Article VIII will control and be their exclusive obligation. The Party having indemnity obligations hereunder ("Tax Indemnitors") will reimburse the Tax Indemnitees for any Losses which are the responsibility of the Tax Indemnitors pursuant to this Section 8.5 within ten days after the earlier of (i) receipt of written notice for payment and (ii) payment of such Taxes by any of the Tax Indemnitees. In the event the Tax Indemnitors dispute the amount of a payment for Losses pursuant to this Section 8.5, the undisputed amount will be paid by the Tax Indemnitors in accordance with the previous sentence, and the disputed amount will be paid by the Tax Indemnitors within ten days after the resolution of the dispute pursuant to Section 8.5(b). As used herein "Tax Indemnitees" means (i) Parent, Purchaser, the Company and each Company Subsidiary, with respect to the Shareholders, and (ii) each Shareholder, with respect to Parent, Purchaser and the Company.

(b)   A Tax Indemnitee will inform the Tax Indemnitors within 15 days of its receipt of any notice of any Tax audit, assessment, adjustment, examination or proceeding ("Tax Contest") relating in whole or in part to Taxes for which the Tax Indemnitees may be entitled to indemnity from the Tax Indemnitors hereunder or for which the Tax Indemnitors may otherwise be liable; provided, however, that the failure of any Tax Indemnitee to provide such notice will not affect the Tax Indemnitors' indemnity obligations under this Section 8.5 except to the extent that such failure materially prejudices the ability of the Tax Indemnitors to successfully undertake such Tax Contest. If the Tax Indemnitors notify the relevant Tax Indemnitees within 30 days following receipt of notice of such Tax Contest that the Tax Indemnitors intend to exercise their contest rights under this Section 8.5(b), the Tax Indemnitors will have the right to control such Tax Contest at his expense and to employ counsel of his choice; provided, however, that if the Tax Indemnitors elect to control a Tax Contest by paying the Tax at issue and seeking a refund, the Tax Indemnitors must advance the amount of such Tax to the Tax Indemnitees with such advance being repayable only out of the Tax Contest recovery. A Tax Indemnitee will have the right to participate in any such Tax Contest at its own expense, will be entitled to control the disposition of any issue in any such Tax Contest that does not affect a potential liability of the Tax Indemnitors, and will be entitled to jointly control with the Tax Indemnitors the defense and disposition of any issue in any such Tax Contest that relates to any Straddle Period. The Tax Indemnitees will control any other Tax Contests. With respect to a Tax Contest which the Tax Indemnitors are entitled to control, the Tax Indemnitors will have the right to determine all issues relating to the Tax Contest except that the Tax Indemnitors may not settle any Tax Contest without the prior consent of the applicable Tax Indemnitee(s) (which consent may not be unreasonably withheld or delayed). The Tax Indemnitees will deliver to the Tax Indemnitors any power of attorney reasonably required to allow the Tax Indemnitors and their counsel to represent the Tax Indemnitees in connection with any Tax Contest that the Tax Indemnitors are entitled to control hereunder and will use reasonable efforts to provide the Tax Indemnitors with such assistance as may be reasonably requested by the Tax Indemnitors in connection with any such Tax Contest. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax Contest to the extent that such Tax Contest could affect a liability of such other Party (including indemnity obligations hereunder).

(c)   Any liability or obligation of the Shareholders under Section 8.5(a) will be several (and not joint) in proportion to the relative percentage of the outstanding shares of Company Common Stock that are beneficially owned by such Shareholder immediately before the Closing.

(d)   To the extent allowable under applicable law, all amounts payable under Article VII and this Section 8.5 will be treated for Tax purposes as adjustments to the Stock Purchase Consideration.

8.6.   Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company or any Company Subsidiary will be terminated as of the Closing Date and, after the Closing Date, the Company and the Company Subsidiaries will not be bound thereby or have any liability thereunder.

8.7.   Transfer and Certain Other Taxes. Parent and/or the Company will pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any transfer Tax and any similar Tax imposed in any state or subdivisions). Parent and/or the Company will file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

IX.   GENERAL PROVISIONS

9.1.   Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed (upon receipt of answerback and followed within one business day by first-class U.S. mail, postage prepaid) or emailed (with receipt confirmed and followed within one business day by first-class U.S. mail, postage prepaid) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as is specified by like notice):

if to the Company, to:

inChord Communications, Inc.

500 Olde Worthington Road

Westerville, Ohio 43082

Attention: R. Blane Walter

Fax No.: (614) 839-7400

Email: bwalter@inchord.com

with a copy to:

Jones Day

222 East 41st Street

New York, New York 10017-6702

Attention: Robert A. Profusek, Esq.

Fax No.: 212.755.7306

Email: raprofusek@jonesday.com

if to any Shareholder, to

inChord Communications, Inc.

500 Olde Worthington Road

Westerville, Ohio 43082

Attention: Shareholder Representative

Fax No.: (614) 839-7400

Email: bwalter@inchord.com

with a copy to:

Jones Day

222 East 41st Street

New York, New York 10017-6702

Attention: Robert A. Profusek, Esq.

Fax No.: 212.755.7306

Email: raprofusek@jonesday.com

if to Parent or Purchaser, to Parent as follows:

Ventiv Health, Inc.
Vantage Court North
200 Cottontail Lane

Somerset, New Jersey 08873

Attention: Chief Executive Officer

Fax No.: 732-537-5033

Email: ebroshy@ventiv.com

with a copy to:

Law Office of Kenneth G. Alberstadt PLLC

111 Broadway, 18th Floor

New York, New York 10006

Attention: Kenneth G. Alberstadt

Fax No.: 212-404-7567

Email: kalberstadt@alnyc.com

Notice will be effective when dispatched if delivered personally or by fax or on receipt of delivery by overnight courier service.

9.2.   Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Annex, such reference is to an Article or Section of, or a Schedule or Annex to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. In the event of an ambiguity or question of intent or interpretation, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. No provision of this Agreement will be interpreted in favor of, or against any of the Parties hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

9.3.   Certain Defined Terms. In addition to the terms defined elsewhere herein, the following terms will have the meanings indicated when used herein with initial capital letters:

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Ancillary Agreements" means, with respect to any Party, all agreements, documents, instruments and certificates required or contemplated by this Agreement to be executed by such Party, other than the Closing Documents.

"CEO Employment Contract" means the employment agreement for R. Blane Walter attached as Annex F.

"CHS Merger Event Agreement" means the Merger Event Agreement, dated February 28, 2003, relating to Creative Healthcare Solutions, LLC.

"Closing Documents" means this Agreement, the Escrow Agreement and the Parent Guaranty.

"Code" means the Internal Revenue Code of 1986.

"Contract" means, regardless of case, any agreement, contract, commitment, order, license, lease, promissory note or other instrument or arrangement to which the Company or any Company Subsidiary is a party, or by which any of its assets is subject.

"Disabled" means suffering a physical or mental incapacity as a result of which an employee of the Company or any Company Subsidiary becomes unable to continue to perform fully his or her employment duties, with "reasonable accommodation," as defined in the Americans with Disabilities Act and applicable state laws, for 60 business days in any 12-month period.

"EBIT" has the meaning set forth on Annex G.

"Indemnifying Party" means any Person required to provide indemnification pursuant to Section 7.1 or 7.2.

"Indemnitee" means any Purchaser Indemnitee or Shareholder Indemnitee.

"Knowledge," regardless of case, means the actual knowledge of the relevant Person, if an individual, or, if an entity, such entity's executive officers, after conducting such inquiry as the relevant Person determines to be appropriate in the circumstances.

"Liens" means all pledges, claims, liens, options, charges, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever.

"Losses" means all claims, liabilities, obligations, losses, fines, costs, judgments, amounts paid in settlement, penalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses, court costs, consulting fees, expert witness fees and reasonable attorneys' fees incurred in the investigation or defense of the relevant matter, and excluding, for purposes of any indemnity claim that is not a Third Party Claim, punitive damages.

"Material Adverse Effect" means an event or circumstance that has had, or more likely than not in the foreseeable future would have, a material adverse effect on the business or the consolidated financial condition or results of operations of the relevant entity and their Subsidiaries, taken together as a whole, excluding any such effect resulting from or arising out of (i) changes or conditions generally affecting the United States economy or financial markets or (ii) the execution or performance of this Agreement or the announcement thereof.

"Net Revenues" of the Company means the consolidated revenues of the Company and the Company Subsidiaries net of pass-through expenses, determined on a consistent basis between periods, determined in the same manner as, and using the same principles and policies used in calculating, the "Gross Profit" line item on the Consolidated Statement of Operations included in the 2004 Financial Statements.

"Net Working Capital" of the Company means the remainder of (i) the consolidated current assets of the Company (excluding, among other intercompany items, intercompany work in process), minus (ii) the consolidated current liabilities of the Company, each determined in accordance with the Working Capital Accounting Principles, including Schedule 1.4.

"New York Lease" means the Lease Agreement dated May 10, 2004 between a subsidiary of the Company and New York Life Insurance.

"Parent Common Stock" means the Common Stock, par value $0.001 per share, of Parent.

"Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including its permitted successors and assigns).

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and the portion, ending on the Closing Date, of any Straddle Period.

"Prime Rate" means the highest "Prime Rate" published daily in the Money Rates section of The Wall Street Journal.

"Representatives" means any employee, agent, representative, investment banker, attorney or accountant.

"Section 338(h)(10) Election" means the election described in Section 338(h)(10) of the Code, as well as any similar election under state, local or foreign Tax law.

"Shareholder Representative" means R. Blane Walter or, if such Person dies or becomes legally disabled, an individual selected by a majority-in-interest of the Shareholders.

"Subsidiary" means, as to any Person, another Person whose financial condition and results of operations are required to be consolidated with those of the first Person under GAAP and also includes, with respect to the Company, (i) RxPedite, LLC and (ii) from and after the closing of the CHS Transaction, Edward G. Mitzen, Inc., which will be deemed to have been a Company Subsidiary as of the date hereof and as of the Closing Date for purposes of Articles II, VII and VIII (but not Article V).

"Taxes" means all federal, state, local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, including gift, estate and generation skipping transfer taxes and estate taxes, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto.

"Tax Return" means any return, statement, report, form or filing with respect to Taxes, including any schedules attached thereto and any amendment thereof.

"Third Party Claim" means any claim, action, suit, proceeding or investigation brought under Section 7.1 or 7.2 by any Person that is not a Party or a controlled Affiliate of a Party.

"Total Cash" means the amount of unrestricted cash and cash equivalents in the Company prior to the Closing and will include the aggregate Repaid Note Amount determined and retained by the Company pursuant to Section 1.3(b).

"Transaction Documents" means the Closing Documents and the Ancillary Agreements.

9.4.   Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser (without the joinder of Parent) and (i) prior to the Closing, on behalf of the Company, and (ii) after the Closing, by the Shareholder Representative (in either case without the joinder of the Shareholders).

9.5.   Extension; Waiver. Purchaser (without the joinder of Parent) and (i) prior to the Closing, the Company, and (ii) after the Closing, the Shareholder Representative (in either case without the joinder of the Shareholders) may by written agreement (a) extend the time for the performance of any of the obligations or other acts of any Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

9.6.   Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same agreement and will become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile signatures to this Agreement will have the same legal effect as manual signatures.

9.7.   Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, and (b) except for the provisions of Article I, Sections 4.1(c), 4.3, 4.7 and Articles VII and VIII, are not intended to confer upon any Person other than the Parties any rights or remedies.

9.8.   Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9.9.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of each other Party, provided that no such consent will be required for (a) any post-Closing assignment or delegation (i) of Parent's rights and obligations hereunder (A) in connection with a sale or other transfer (whether directly or indirectly, including by merger or consolidation) of substantially all of the assets of Parent and its consolidated subsidiaries, so long as the surviving or transferee entity in such transaction undertakes to comply with Parent's obligations under this Agreement or (B) to an Affiliate of Parent, provided that Parent remains liable therefor, or (ii) of Purchasers' rights and obligations hereunder in connection with a sale or other transfer (whether directly or indirectly, including by merger or consolidation) of the Company, so long as such transaction complies with Section 4.8 and the surviving or transferee entity(ies) in such transaction undertake to comply with Purchasers' obligations under this Agreement or (b) any pre-Closing or post-Closing assignment of Parent's and Purchasers' rights (but not obligations) hereunder as security for the obligations of Parent or any Affiliate of Parent under credit documentation entered into with a bank or other financial institution, including without limitation the credit documentation contemplated by the Financing Commitment. Any assignment in violation of this Section 9.9 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the Parties and their respective successors and assigns.

9.10.   Consent to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

9.11.   Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties accordingly agree that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or a Delaware State court, this being in addition to any other remedy to which they may be entitled at law or in equity.

9.12.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement will be modified so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.13.   Disclosure Letters. Matters reflected in the Company Disclosure Letter and the Purchaser Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Letters. Such additional matters may be set forth for informational purposes, do not necessarily include other matters of a similar nature that are not required to be reflected in such Disclosure Letters, and do not establish any standard or definition of materiality. The Company Disclosure Letter and the Purchaser Disclosure Letter have been arranged in a manner that corresponds to the Sections of this Agreement; provided, however, that a disclosure made in any section of the Company Disclosure Letter or the Purchaser Disclosure Letter that is set forth expressly therein with particularity and is sufficient to reasonably inform the recipient of information required to be disclosed in another section of such Disclosure Letter to avoid a misrepresentation under a Section of this Agreement will be deemed, for all purposes of this Agreement, to have been made under such other section of such Disclosure Letter.

9.14.   Parent Guaranty. As of the date hereof, Parent has executed and delivered the Parent Guaranty attached as Annex H (the "Parent Guaranty") hereto pursuant to which it has guaranteed the due and punctual payment and performance of the obligations of Purchaser under this Agreement.

9.15.   Pro Ration of Certain Liabilities and Benefits. Any provision herein allocating any payments, liabilities or other items among the Shareholders based on their holdings of shares of Company Common Stock will be determined based on the Shareholders' holdings of Company Common Stock set forth in Section 2.1(c) of the Company Disclosure Letter, taking the CHS Transaction into account and including Edward G. Mitzen as a Shareholder for such purpose, provided that if the Closing does not occur, any such payments, liabilities or other items will be allocated without giving effect to the CHS Transaction and without including Mr. Mitzen.

(Signatures are on the following page.)

NYI-2213418v16

SIGNATURE PAGE

The Parties hereto have caused this Agreement to be duly executed to evidence their acceptance of and agreement to the foregoing.

INCHORD COMMUNICATIONS, INC.

By: /s/ R. Blane Walter
Name: R. Blane Walter
Title: Chairman & CEO

PARENT: VENTIV HEALTH, INC.

By: /s/ Eran Broshy
Name:
Title:

PURCHASER: ACCORDION HOLDING CORPORATION

By: /s/ Eran Broshy
Name:
Title:

SHAREHOLDERS:

/s/ R. Blane Walter

R. Blane Walter

/s/ Matthew D. Walter

Matthew D. Walter

/s/ Peter A. Walter

Peter A. Walter

/s/ Joseph J. Daley

Joseph J. Daly

/s/ Philippe Deschamps

Philippe Deschamps

/s/ Mark S. Frank

Mark S. Frank

/s/ Guy A. Mastrion

Guy A. Mastrion

/s/ Michael Myers

Michael R. Myers

NYI-2213418v16

Annex A to Acquisition Agreement

STOCK PURCHASE TRANSACTION PROVISIONS

A.1.   The Transaction.

A.1.1   Sale and Transfer of Stock. At the Closing, (a) each Shareholder will deliver, or cause to be delivered, to Purchaser the Common Certificate or Certificates evidencing the Company Common Stock owned by such Shareholder, duly endorsed or accompanied by a duly executed stock power assigning such Company Common Stock to Purchaser and otherwise in good form for transfer and (b) Purchaser will deliver to each Shareholder a promissory note of Purchaser in form and substance reasonably satisfactory to the Shareholder Representative and Purchaser, with a maturity date of two business days after the Closing Date (collectively, the "Purchase Price Notes"), secured by a first and prior lien on the Company Common Stock delivered to Purchaser by such Shareholder at the Closing and payable, on the maturity date, by (i) delivering to the Escrow Agent the portion of the Initial Shares equal to the total number of Initial Shares multiplied by a fraction (A) the numerator of which is the total number of shares of Company Common Stock owned by such Shareholder immediately before the Effective Time and (B) the denominator of which is the total number of shares of Company Common Stock issued and outstanding immediately before the Effective Time and (ii) paying cash in an amount equal to the product of (A) the number of shares of Company Common Stock owned by such Shareholder immediately before the Effective Time multiplied by (B) the quotient of the difference between (1) the Base Purchase Price and (2) the Holdback payable pursuant to the Holdback Note divided by the total number of shares of Company Common Stock issued and outstanding immediately before the Effective Time (the "Stock Purchase Consideration"). The Closing will not be consummated with respect to the Company Common Stock held by any Shareholder unless it is consummated with respect to all outstanding shares of Company Common Stock.

A.1.2   Effective Time. The "Effective Time" will be 12:01 a.m., Eastern Time, on the Closing Date.

A.1.3   Other Actions. (a) At the Closing, the Company will deliver to Purchaser written resignations, effective as of the Effective Time, of each director of the Company and each officer of the Company.

(b) Immediately upon the consummation of the Transaction, Purchaser, as the sole shareholder of the Company, will adopt resolutions approving as directors of the Company the same individuals who are directors of Purchaser.

(c) Immediately upon the election of the Company's directors pursuant to this Section A.1.3, the newly elected directors will adopt resolutions appointing officers of the Company in the form attached hereto as Annex A-1. It is agreed and understood that Purchaser will have the right to cause the directors and, subject to the terms of the CEO Employment Contract, officers of the Company to be changed from time to time in its sole discretion.

NYI-2213418v16 G-